                                                                    Exhibit 10.4


                                    FORM OF
                           HOTEL MANAGEMENT AGREEMENT


                                 by and between


                          ----------------------------

                                 (as "MANAGER")


                                       and


                          -----------------------------

                                  (as "OWNER")

                                       for

                              --------------------




                               Dated as of _______

                                TABLE OF CONTENTS

                                                                                                                Page
PREAMBLE..........................................................................................................1

RECITALS..........................................................................................................1

DEFINITION OF TERMS...............................................................................................1


ARTICLE I MANAGEMENT OF THE HOTEL.................................................................................9
   1.01     Management of the Hotel...............................................................................9
   1.02     Management Responsibilities...........................................................................9
   1.03     Centralized Services; Purchasing; Loyalty Programs...................................................12
   1.04     Employees............................................................................................14
   1.05     Owner's Right to Inspect.............................................................................17
   1.06     Limitations on Manager's Authority...................................................................17
   1.07     Performance Standards................................................................................18
   1.08     Indemnification......................................................................................18

ARTICLE II TERM..................................................................................................19
   2.01     Term.................................................................................................19
   2.02     Termination Right....................................................................................20

ARTICLE III COMPENSATION OF MANAGER..............................................................................19
   3.01     Management Fees......................................................................................19
   3.02     Distribution of Net Operating Income.................................................................19

ARTICLE IV ACCOUNTING MATTERS....................................................................................20
   4.01     Accounting, Distributions and Annual Reconciliation..................................................20
   4.02     Books and Records....................................................................................22
   4.03     Accounts; Expenditures...............................................................................22
   4.04     Annual Operating Projection..........................................................................22
   4.05     Inventory; Operating Equipment.......................................................................26

ARTICLE V REPAIRS, MAINTENANCE AND REPLACEMENTS..................................................................26
   5.01     Repairs and Maintenance..............................................................................26
   5.02     Capital Reserve......................................................................................26
   5.03     Ownership of Replacements............................................................................27
   5.04     Owner's Capital Expenditures.........................................................................27

ARTICLE VI INSURANCE, DAMAGE, CONDEMNATION.......................................................................27
   6.01     Insurance............................................................................................27
   6.02     Insurance Claims.....................................................................................29
   6.03     Damage and Repair....................................................................................30
   6.04     Condemnation.........................................................................................30

ARTICLE VII TAXES 31
   7.01     Real Estate and Personal Property Taxes..............................................................31

ARTICLE VIII FINANCING...........................................................................................32
   8.01     Subordination........................................................................................32
   8.02     Non-Disturbance and Attornment.......................................................................33
   8.03     Liens; Credit........................................................................................34

ARTICLE IX DEFAULTS..............................................................................................34
   9.01     Events of Default....................................................................................34
   9.02     Remedies.............................................................................................35
   9.03     Additional Remedies..................................................................................35

ARTICLE X ASSIGNMENT, SALE, RIGHT OF FIRST OFFER, CALL OPTIONS...................................................35
   10.01    Assignment...........................................................................................35
   10.02    Sale of the Hotel....................................................................................36

ARTICLE XI MISCELLANEOUS.........................................................................................37
   11.01    Right to Make Agreement..............................................................................37
   11.02    Agreement for Services...............................................................................37
   11.03    Relationship.........................................................................................37
   11.04    Applicable Law.......................................................................................37
   11.05    Headings.............................................................................................37
   11.06    Notices..............................................................................................37
   11.07    Actions to be Taken Upon Termination.................................................................38
   11.08    Confidentiality; Public Relations Statements.........................................................40
   11.09    Manager's Intellectual Property; Owner's Intellectual Property.......................................40
   11.10    Competing Facilities.................................................................................41
   11.11    Waiver...............................................................................................42
   11.12    Partial Invalidity...................................................................................42
   11.13    Survival.............................................................................................42
   11.14    Affiliates...........................................................................................42
   11.15    Negotiation of Agreement.............................................................................42
   11.16    Estoppel Certificates................................................................................42
   11.17    Non Recourse.........................................................................................43
   11.18    Condition Precedent to Agreement.....................................................................43
   11.19    Entire Agreement.....................................................................................43

EXHIBIT "A"                Legal Description
EXHIBIT "B"                Centralized Services
EXHIBIT "C"                Minimum Insurance Requirements
EXHIBIT "E"                Loss Limits

                           HOTEL MANAGEMENT AGREEMENT

         This Hotel Management Agreement ("Agreement") is made as of the ___ day of _____, 200___ by ______________________________ ("Owner"), with a mailing address at 77 W. Wacker Drive, Suite 4600, Chicago, Illinois 60602, and ________________________ ("Manager"), with a mailing address at
___________________________________________________________.

                                R E C I T A L S:

         A. Owner owns the land (the "Site") located at _______________________ and legally described on Exhibit "A" attached to this Agreement and incorporated herein and any improvements to the Site (the "Improvements").

         B. Owner desires to engage Manager to manage and operate the Hotel and Manager desires to accept such engagement upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, Owner and Manager agree as follows:

                               DEFINITION OF TERMS

         The following terms when used in the Agreement shall have the meanings indicated:

         "Accounting Period" shall mean a calendar month.

         "Accounting Period Statement" shall have the meaning set forth in
Section 4.01(b).

         "Accounting Principles" shall mean the generally accepted accounting principles in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession as practiced in the United States of America) which are applicable to the circumstances as of the date of determination, as modified or supplemented by the Uniform System of Accounts.

          "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. With respect to Manager, an Affiliate shall also mean a Person which holds the right to receive five percent (5%) or more of the profits or distributions of Manager or a Person in which Manager holds the right to receive five percent (5%) or more of the profits or distributions. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, of the power to vote twenty percent (20%) or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

         "Agreement" shall mean this Management Agreement between Owner and Manager, including the exhibits and any addenda attached hereto.

         "Annual Operating Projection" shall have the meaning ascribed to it in
Section 4.04(a).

         "Base Management Fee" shall mean an amount payable to Manager as a Deduction from Gross Receipts equal to ____________% of Gross Receipts.

         "Calendar Year" shall mean a calendar year which begins each January 1 and ends at midnight on December 31; provided, however, that the first (1st) Calendar Year shall begin on the Effective Date and shall expire on December 31 immediately following, and the final Calendar Year shall expire upon the effective date of any Termination of this Agreement.

         "Capital Budget" shall have the meaning set forth in Section
4.04(a)(ii).

         "Capital Expenditure" shall have the meaning set forth in Section 4.04(a)(ii).

         "Capital Reserve" shall have the meaning ascribed to it in Section 5.02(a).

         "Centralized Services" shall have the meaning set forth in Section
1.03.

         "Certified Financial Statement" shall have the meaning set forth in
Section 4.01(d).

         "Comparable Hotels" shall mean the following hotels: __________________
________________________________________________________________________________
_________________________________. Owner and Manager agree to mutually, reasonably and in good faith, discuss appropriate changes (including additions) to the hotels, if necessary, to be included in the definition of Comparable Hotels. In connection with such discussion, Owner and Manager shall consider, inter alia, if any of such hotels, subsequent to the Effective Date, changes its chain affiliation, is repositioned in the market, ceases to operate, or otherwise ceases to reflect the general quality and character of such hotels as of the Effective Date. If, within thirty (30) days after commencement of discussion regarding appropriate changes to the hotels to be included in the definition of Comparable Hotels, the parties cannot reach agreement, either party may submit the issue to arbitration in accordance with the provisions of
Section 4.04(c)(iii) of this Agreement.

         "CPI Adjustment" when applied to any specific dollar amount shall mean that dollar amount increased by a percentage equal to the amount, if any, by which the CPI Index in effect as of the end of the month preceding the date on which the CPI Adjustment is being computed exceeds the CPI Index in effect as of the Effective Date.

         "CPI Index" The CPI Index is the Consumer Price Index for that area which is the smallest area encompassed by the Consumer Price Index which also includes the area in which the Hotel is located (1982-84 = 100) published from time to time by the United States Bureau of Labor Statistics. If the CPI Index is discontinued or is unavailable or is substantially revised, a comparable index, reasonably satisfactory to Owner and Manager, reflecting changes in the cost of living or the purchasing power of the consumer dollar, published by any United States of America governmental agency or other recognized authority, shall be used in place thereof. If the base year(s) for the CPI Index in effect on the date hereof shall be different from the base year(s) in effect on the date of computation of the CPI Adjustment, an appropriate adjustment shall be made to convert the later CPI Index to a basis comparable to the earlier CPI Index.

         "Deductions" shall mean the following, subject to any other limitations provided for in this Agreement:

                  (i) the cost of sales, including, without limitation (but subject to other provisions of this Agreement), compensation, bonuses, fringe benefits, payroll taxes, ERISA-related liabilities, pension-fund withdrawal liabilities, severance payments, and other costs related to Hotel employees (the foregoing costs shall include the allocable portion of the salary and other employee costs of any personnel assigned to a "cluster" of hotels which includes the Hotel);

                  (ii) departmental expenses incurred at departments within the Hotel; administrative and general expenses incurred with respect to and relating exclusively to the Hotel; the cost of marketing incurred by the Hotel; advertising and business promotion incurred by the Hotel; heat, light, and power; computer line charges; and routine repairs, maintenance and minor alterations treated as Deductions under Section 5.01;

                  (iii) the cost of Inventories and Operating Equipment consumed in the operation of the Hotel (other than Inventory and Operating Equipment supplied and accounted for as a portion of the Conversion Costs);

                  (iv) a reasonable reserve for uncollectible accounts receivable as determined by Owner and Manager;

                  (v) all costs and fees of professionals who are retained to perform services at or for the benefit of the Hotel;

                  (vi) all costs and fees of technical consultants, professionals and operational experts who are retained or employed for specialized services (including, without limitation, quality assurance inspectors, personnel providing architectural, technical or procurement services for the Hotel, tax consultants, and personnel providing legal services in connection with matters directly involving the Hotel); provided, however, that the same shall not be Deductions to the extent paid for from the Capital Reserve;

                  (vii) the Base Management Fee and the Incentive Management
         Fee;

                  (viii) insurance costs and expenses as provided in Article VI;

                  (ix) taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager's operation of the Hotel (including, without limitation, room taxes, entertainment taxes and the like to the extent not reimbursed through payments by guests or other patrons of the Hotel, but exclusive of Manager's income taxes or franchise taxes);

                  (x) Impositions;

                  (xi) the amount of any transfers into or accruals of the Capital Reserve required pursuant to Section 5.02;

                  (xii) charges for Centralized Services;

                  (xiii) payments related to capital leases for systems or equipment permitted under or approved by Manager in accordance with this Agreement; and,

                  (xiv) such other costs and expenses not of a capital nature and incurred (either at the Hotel or elsewhere in connection with operating the Hotel) as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel.

         Notwithstanding anything to the contrary contained herein, in no event shall Non Reimbursable Expenses be Deductions.

         "Default" shall have the meaning ascribed to it in Section 9.01.

         "Effective Date" shall mean the date on which Owner turns the Hotel over to Manager to manage the operations of the Hotel as a ___________ brand hotel.

         "Event of Default" shall have the meaning ascribed to it in Section
9.01.

         "FF&E" shall mean furniture, furnishings, fixtures, kitchen appliances, vehicles, carpeting and equipment, including front desk and back-of-the house computer equipment, but shall not include Operating Equipment or any computer software of any type (including upgrades and replacements) owned by Manager, an Affiliate of Manager, or the licensor of any of them.

         "Flash Report" shall have the meaning ascribed to it in Section
4.01(a).

         "Foreclosure" shall mean any exercise of the remedies available to a Mortgagee, upon a default under the Mortgage held by such Mortgagee, which results in a transfer of title to or possession of the Hotel. The term "Foreclosure" shall include, without limitation, any one or more of the following events, if they occur in connection with a default under a Mortgage:
(i) a transfer by judicial foreclosure; (ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Hotel; (iv) a transfer of either ownership or control of the Owner, by exercise of a stock pledge or otherwise resulting from a default under a Mortgage or pledge; (v) if title to the Hotel is held by a tenant under a ground lease, an assignment of the tenant's interest in such ground lease; or (vi) any similar judicial or non-judicial exercise of the remedies held by the Mortgagee.

         "Gross Receipts" shall mean all revenues and receipts of every kind determined in accordance with the Accounting Principles derived from operating the Hotel and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from rental of Guest Rooms, income derived from telephone charges, income from the leasing or licensing of stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Receipts shall not include the following: gratuities to employees of the Hotel; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the Capital Reserve or the other operating accounts of the Hotel; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Receipts or components thereof; key money and similar lease, license and concessionaire payments; proceeds from judgments or settlements of litigation, other than the net proceeds of collection cases for revenues from sources which would have been included in Gross Receipts if received in the ordinary course of business; the funds, if any, furnished by the Owner for Working Capital, Capital Expenditures or otherwise; payments received pursuant to warranties and guaranties; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); or from the refinancing of any debt encumbering the Hotel.

         "Guest Room" shall mean a lodging unit in the Hotel.

         "Hotel" shall mean the Site together with the following: (i) the Improvements and all other Improvements constructed on the Site; (ii) all FF&E, Operating Equipment and Inventories installed or located on the Site or in the Improvements; and (iii) all easements or other appurtenant rights thereto. The term "Hotel," as used in this Agreement, shall also include any off-site improvements which are necessary for the operation of the Hotel in accordance with the Required Standards.

         "Hotel Sale Closing Date" shall have the meaning ascribed to it in
Section 10.02(b).

         "Impositions" shall have the meaning ascribed to it in Section 7.01.

         "Improvements" shall have the meaning ascribed to it in Section A of the Recitals.

         "Incentive Management Fee" shall mean, with respect to each Calendar Year (as equitably adjusted for any partial Calendar Year), ________% of Net Operating Income after Owner's Return.

         "Inventories" shall mean consumables such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

         "Legal Requirement" shall mean any federal, state or local law, code, rule, ordinance, regulation or order of any governmental or quasi-governmental authority or agency having jurisdiction over the business or operation of the Hotel or the matters which are the subject of this Agreement, including, without limitation, the following: (i) any building, zoning or use laws, ordinances, regulations or orders; and (ii) environmental, health and life safety laws applicable to the Hotel, generally.

         "Manager" shall have the meaning ascribed to it in the Preamble hereto or shall mean any permitted successor or permitted assign, as applicable.

         "Manager's Fees" shall mean the Base Management Fee and the Incentive Management Fee.

         "Manager's Intellectual Property" shall mean: (i) Manager's Trade Names; (ii) Manager's Software; and, (iii) all manuals, brochures and directives issued by Manager to its employees at the Hotel regarding the procedures and techniques to be used in operating the Hotel.

         "Marketing Budget" shall have the meaning ascribed to it in Section 4.04(a)(iv).

         "Marketing Plan" shall have the meaning ascribed to it in Section 4.04(a)(iv).

         "Mortgage" shall mean any mortgage, deed of trust, or security document encumbering the Hotel and/or the Site in accordance with the terms of this Agreement.

         "Mortgagee" shall mean the holder of any Mortgage.

         "Net Operating Income" shall mean, for each Accounting Period (equitably adjusted for any partial Accounting Period), the excess of Gross Receipts over the Deductions.

         "Non-Disturbance Agreement" shall have the meaning ascribed to it in
Section 8.02(b).

         "Non Reimbursable Expenses" shall mean the following expenses incurred by the Manager which are to be borne by the Manager and are not to be paid from Gross Receipts or otherwise treated as Deductions: general, administrative and overhead expenses of home and regional offices, personnel costs for home and regional office personnel (except to the extent they are working at the Hotel and the expense of such personnel for such work is included in the approved Annual Operating Projection), and travel expenses for airfare in excess of the least expensive fare available from the least expensive of either the point of origin or the home or regional or corporate office of the Manager nearest to the Hotel.

         "Operating Accounts" shall have the meaning set forth in Section
4.03(a).

         "Operating Budget" shall have the meaning set forth in Section 4.04(a)(i).

         "Operating Equipment" shall mean those items including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items used in connection with the Hotel, but excluding FF&E.

         "Operating Loss" shall mean a negative Net Operating Income.

         "Owner" shall have the meaning ascribed to it in the Preamble or shall mean any successor or permitted assign, as applicable.

         "Owner's Accountants" shall mean a nationally recognized accounting firm selected by Owner in the exercise of its reasonable judgment.

         "Owner's Intellectual Property" shall mean (i) the name __________ together with any other names or logos used by the Hotel or restaurants or lounges located in the Hotel, whether used alone or in any combination of words or phrases; (ii) any and all information regarding guests and other users of Guest Rooms or other amenities and facilities of the Hotel, including, without limitation, guest profiles or history of use by guests of the Hotel; and (iii) all information concerning the Hotel and its operations, financial or otherwise. Such information shall remain Owner's Intellectual Property regardless of the medium in which such information is compiled or stored, and regardless of whether any portion of Owner's Intellectual Property is compiled or stored using any portion of Manager's Software or other components of Manager's Intellectual Property.

         "Owner's Investment" shall mean the sum of (i) the purchase price for the Hotel paid by Owner plus transaction costs and expenses related to such purchase and (ii) the cost of any Capital Expenditures funded by Owner (not including any Capital Expenditures funded from the Capital Reserve). For the purposes hereof, the cost of any Capital Expenditure in the Calendar Year in which such Capital Expenditure is made shall be calculated by multiplying the cost of such Capital Expenditure by a fraction: (a) the numerator of which is number of days in such Calendar Year from the first day of such Calendar Year through the date on which such Capital Expenditure was made; and (b) the denominator of which is the number of days in such Calendar Year.

         "Owner's Remittance Amount" shall have the meaning set forth in Section 3.02(a).

         "Owner's Return" shall mean, for each Calendar Year _______% of Owner's Investment.

         "Owner Subsequent to Foreclosure" shall have the meaning ascribed to it in Section 8.02(b).

         "Performance Standard Failure" shall have the meaning ascribed to it in
Section 1.07.

         "Performance Standard Return" shall mean for each Calendar Year of the Term, the Hotel achieving _____________.

         "Person" means an individual (and the heirs, executors, administrators, or other legal representatives of an individual), a partnership, a corporation, a government or any department or agency thereof, a trustee, a trust and any unincorporated organization.

         "Prime Rate" shall mean the "base rate" of interest announced from time to time by Citibank, N.A., or any successor thereto.

         "Required Standards" shall mean either (or both, as the context requires) of the following two (2) categories of standards: (i) the operational standards (for example, services offered to guests, quality of food and beverage, cleanliness and staffing, etc.); and (ii) the physical standards (for example, quality of the Improvements, FF&E, and Operating Equipment, frequency of FF&E replacements, etc.) generally prevailing in Manager's top commercial urban hotels in the United States of America, including all services and facilities in connection therewith that are customary and usual at such hotels giving due consideration to the market position of the Hotel.

         "Revenue Data Publication" shall mean Smith's STAR Report, a monthly publication distributed by Smith Travel Research, Inc., of Gallatin, Tennessee, or an alternative source, reasonably satisfactory to both parties, of data regarding the RevPAR of the Comparable Hotels. If such Smith's STAR Report is discontinued in the future, or ceases (in the reasonable opinion of either Owner or Manger) to be a satisfactory source of data regarding the RevPAR of the Comparable Hotels, Manager and Owner shall select an alternative source. If the parties fail to agree on such alternative source within a reasonable period of time, the matter shall be resolved by arbitration pursuant to Section 4.04(c)(iii).

         "RevPAR" shall mean (i) the term "revenue per available room" as defined by the Revenue Data Publication; or (ii) if the Revenue Data Publication is no longer being used (as more particularly set forth in the definition of "Revenue Data Publication" above), the aggregate gross room revenues of the hotel in question for a given period of time divided by the total room nights available for such period. If clause (ii) of the preceding sentence is being applied, a "room" shall be a hotel guestroom which is keyed as a single unit.

         "RevPAR Index" shall mean that fraction which is equal to: (i) the RevPAR for the Hotel, divided by (ii) the average RevPAR for the Comparable Hotels, as set forth in the Revenue Data Publication. Appropriate adjustments shall be made in the event of a major renovation of the Hotel.

         "Sale of the Hotel" shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of all or any part of Owner's interest in the Site and/or the Hotel. For purposes of this Agreement, a Sale of the Hotel shall also include a disposition or transfer by means of a long-term ground lease (or sublease) of all or substantially all of the Hotel or Site.

         "Significant Variation" with respect to an approved Annual Operating Projection shall mean:

                  (i) With respect to each departmental expense category in the aggregate, actual costs and expenses that exceed the product of 1.05 multiplied by the aggregate budgeted amount of costs and expenses; or

                  (ii) With respect to each undistributed expense category in the aggregate, actual costs and expenses that exceed an amount equal to
         1.05 times the budgeted amount of costs and expenses; or

                  (iii) With respect to any line item on the Operating Budget, actual costs and expenses that exceed an amount equal to 1.10 times the budgeted amount of the line item for such costs and expenses.

         In the case of total costs and expenses for any separate project identified in the approved Capital Budget, a "Significant Variation" shall mean actual costs and expenses which exceed the total budgeted for such project (including the contingency) by five percent (5%) of the amount for such separate project set forth in the approved Capital Budget.

         "Site" shall have the meaning ascribed to it in Section A of the Recitals.

         "Software" shall mean all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is commercially available, which are used by Manager in connection with the property management system, the reservation system and all future electronic systems developed by Manager for use in the Hotel.

         "Successor Owners" shall have the meaning ascribed to it in Section 10.02(b).

         "Term" shall have the meaning ascribed to it in Section 2.01.

         "Termination" shall mean the expiration or sooner cessation of this Agreement.

         "Termination Fee" with respect to a "Sale of the Hotel" pursuant to
Section 10.02(b) of this Agreement and with respect to Section 2.02 of this Agreement shall mean ______________.

         "Trade Names" shall have the meaning ascribed to it in Section 11.09.

         "Uniform System of Accounts" shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Hotel Association of New York City, Inc.

         "Working Capital" shall mean funds that are used in the day-to-day operation of the business of the Hotel, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities.

         "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq., as amended.

                                   ARTICLE I

                             MANAGEMENT OF THE HOTEL

         1.01  Management of the Hotel.

         From the Effective Date, Manager shall, and Owner hereby authorizes and engages Manager to exclusively supervise, direct and control the management and operation of the Hotel as a ____________ brand hotel, and otherwise in accordance with the terms and conditions of this Agreement. During the Term, the Hotel shall be known as "[Name of Hotel]".

         1.02  Management Responsibilities.

         (a) From the Effective Date, Manager shall manage the Hotel in accordance with Required Standards in a manner consistent with and subject to the limitations of the approved Annual Operating Projection and shall, subject to the terms and provisions of this Agreement, perform each of the following functions:

               1. Manage the Hotel efficiently with a view to maximizing short-term profitability and long-term value of the Hotel while minimizing the amount of Working Capital required from the Owner, and in connection therewith, conduct the operation of the Hotel in a proper, orderly and businesslike manner and maintain the quality of the Hotel to the Required Standards;

               2. Subject to the provisions of Section 1.04 hereof, recruit, employ, supervise, direct and discharge the employees at the Hotel;

               3. Establish prices, rates and charges for services provided in the Hotel, including Guest Room rates;

               4. Develop, implement, supervise and revise, as necessary, sound administrative policies and procedures relating to all aspects of the Hotel, including without limitation policies and procedures: (i) for the control of revenue and expenditures; (ii) for the purchasing of supplies and services; (iii) for the control of credit; (iv) for the minimization of risk of misuse, misappropriation or embezzlement of Hotel Funds; (v) for the safe handling of hazardous and dangerous materials; (vi) for the minimization and handling of health and safety risks and other liability-creating activities and situations; and (vii) for the scheduling of maintenance, together with sales, advertising, personnel (including employee compensation and other labor costs) and purchasing programs, all consistent with its obligations contained herein to operate the Hotel in a business-like and efficient manner with the purposes set forth herein and verify that the foregoing policies, procedures and programs are operating in a sound manner. Manager shall use its commercially reasonable efforts to maximize revenue and minimize expense by complexing, where appropriate, with other properties managed by Manager in [same geographical area];

               5. Make payments on accounts payable and handle collections of accounts receivable;

               6. Arrange for and supervise public relations and advertising, prepare marketing plans, and make available to the Hotel the benefits of various marketing programs in use by the Manager as they may exist from time to time, and in connection therewith, promote the Hotel by appropriate advertisements, signs, entries in telephone or trade directories or other forms of publicity;

               7. Prepare and deliver interim accountings, annual accountings, Annual Operating Projections, Operating Budgets, Capital Budgets, Marketing Budgets, labor management system compliance reports and such other information as is required by this Agreement;

               8. Plan, execute and supervise repairs, maintenance, and procure all Inventories, replacement Operating Equipment and FF&E at the Hotel, and in connection therewith, Manager shall maintain adequate control over any records pertaining to the acquisition and disposition of all FF&E and the acquisition, disposition and consumption of all other operating supplies and expendables used in the operation of the Hotel, in accordance with the usual and customary standards of control employed on the Effective Date by the operators of the top commercial urban hotels in the United States of America carrying the ______________ brand;

               9. Provide, or cause to be provided, risk management services relating to the types of insurance required to be obtained or provided by Manager or Owner under this Agreement.

               10. Obtain and keep in full force and effect, either in Manager's name or in Owner's name, as may be required by applicable law, any and all licenses and permits, including but not limited to the applicable liquor licenses, to the extent same is within the control of Manager (or, if same is not within the control of Manager, Manager shall use due diligence and reasonable efforts to obtain and keep same in full force and effect), and not do, suffer to be done or fail to do any act which results in the loss of any Hotel license or permit within the control of Manager (and if the same is not within the control of Manager, Manager shall use due diligence and reasonable efforts not to suffer to be done or omitted any act which could result in the loss of any Hotel license or permit), the loss of which will have a material adverse effect on the operation of the Hotel;

               11. Operate the Hotel with the benefit of the Manager's computerized central reservations system;

               12. Protect and promote the goodwill of Manager, Owner and the Hotel and ensure that nothing is done which will jeopardize or diminish the goodwill of the foregoing;

               13. Subject to the provisions of Section 11.09(b), hold all assets, tangible and intangible, purchased or acquired by the Manager in connection with the Hotel, together with the benefit of all contracts, orders, bookings and agreements entered into by Manager in connection with the Hotel in trust for Owner, and take all such steps as Owner may from time to time require in order to vest title to all such assets fully and effectively in Owner or as Owner shall reasonably direct;

               14. On Owner's behalf, collect, account for and remit promptly to proper governmental authorities all applicable occupancy, use and/or similar governmental charges collected by the Hotel directly from patrons or guests, or as part of the sales price of any goods, services or displays such as gross receipts, admission, cabaret or similar or equivalent taxes, subject to the collectibility thereof;

               15. Inform Owner as soon as possible in the event of any complaint, threat of proceedings or proceedings of a material financial nature or which could result in a potentially significant loss, whether insured or uninsured, to the Hotel or Owner received by or coming to the attention of Manager relating to the Hotel (and for the purposes of this provision, any complaint or threat of proceedings or proceedings involving or likely to involve $50,000 or more shall be deemed to be of a material financial nature which could result in a potentially significant loss);

               16. Arrange, as appropriate, security, vermin extermination, cleaning, trash removal and other necessary services for the operation of the Hotel;

               17. In addition to the specific reporting requirements set forth in this Agreement, Manager shall keep Owner informed on a regular basis of all major matters pertaining to the operation, use, condition, maintenance and financial status of the Hotel. Without limiting the generality of the preceding sentence, Manager (through the executive staff of the Hotel) shall meet and confer with Owner regarding the Hotel upon reasonable request of Owner from time to time and, on a quarterly basis, if Owner desires, the senior regional executive responsible for the hotel operations of Manager shall attend such meetings; and respond (in writing, if required) to reasonable inquiries of Owner and provide explanations and documentation as requested by Owner. At any meeting between Owner and Manager, representatives of Owner's lender(s) may attend and participate. Owner and its agents shall have the right from time to time upon reasonable notice to Manager to perform detailed reviews of specific areas of the Hotel's operations, at the expense of Owner, but such review shall be coordinated with the Manager and limited in time, scope and frequency so as to minimize unreasonable disruption to the Hotel's operations;

               18. Retain all books and records relating to the Hotel in accordance with Manager's standard retention policy, including any books and records maintained for the Hotel prior to the date hereof, for a minimum of seven (7) years unless otherwise agreed to in writing by Owner;

               19. Provide Owner with such statements of account, bank statements, records and other documentation as Owner may require from time to time to satisfy Owner that Manager is complying fully with the provisions of this Agreement; and,

               20. Treat and consider in good faith all suggestions made by the Owner.

         (b) Except as set forth herein, the operation of the Hotel shall be under the exclusive supervision and control of Manager. In fulfilling its obligations under this Agreement, Manager shall act as a reasonable and prudent operator of the Hotel, having regard for the status of the Hotel and the maintenance of the Required Standards. Manager shall at the Owner's election (which election shall be at Owner's sole discretion) cooperate and coordinate the operation of the Hotel with Owner, including without limitation providing the Owner with the opportunity (upon Owner's request) to review and comment upon training materials utilized for supervisors and managers.

         (c) Manager shall comply with and abide by all applicable Legal Requirements pertaining to its operation of the Hotel, provided that Manager shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate proceedings, any such Legal Requirements. Notwithstanding the foregoing, Manager shall consult with and advise Owner of proceedings relating to Legal Requirements and shall not institute any formal proceedings without Owner's approval. All costs and expenses of such compliance shall be paid from Gross Receipts as Deductions in the computation of Net Operating Income or from the Capital Reserve, whichever is applicable. The reasonable expenses of any such contest of a Legal Requirement shall be paid from Gross Receipts as Deductions, unless such contest relates to an expense which would be paid from the Capital Reserve, in which event the expense of such contest shall be paid from the Capital Reserve.

         (d) Manager shall not, save as otherwise specifically provided in this Agreement or as otherwise agreed by Owner, sub-contract its responsibilities for the management of the Hotel. In acting as manager of the Hotel, the Manager shall act at all times as agent of the Owner and not as principal on its own behalf and shall have authority to bind the Owner for the purposes of complying with the terms of this Agreement, but only to the extent set forth in and permitted by this Agreement.

         (e) To the extent Manager contracts with any of its Affiliates for the provision of any goods or services to or of Owner or the Hotel, such contract or other arrangement shall be terminable by the Owner without penalty on not more than thirty (30) days notice and in any event upon a Termination.

         (f) Manager agrees that in relation to the performance of any of its duties hereunder it shall not make or take any profit (other than as may be reflected in the Base Management Fee and the Incentive Management Fee) and shall: (i) disclose and account to the Owner for all benefits received by it or any Affiliate, including any discounts, commissions, rebates or loyalty bonuses which it may make or receive by virtue of performing any of its services or duties to the Owner pursuant to this Agreement; and (ii) disclose to the Owner that portion of any of Manager's or its Affiliate's internal audit reports with respect to the Hotel which discloses any financial impropriety on the part of Manager or such Affiliate. Owner shall from time to time have the right to conduct or cause to be conducted an audit of Manager's performance under and compliance with the provisions of this Agreement including, without limitation, Manager's provision and allocation of Centralized Services, Manager's purchasing policies and practices generally, and Manager's provision and implementation of loyalty programs applicable to the Hotel. Manager shall supply all data related thereto. If any such audit reveals profits or other benefits received by Manager or an Affiliate of Manager which have not been disclosed or accounted for, Manager shall pay such profits or the value of such benefits to Owner within ten
(10) days of demand, but such payment shall not limit or waive any other of Owner's remedies under this Agreement, at law or in equity.

         1.03  Centralized Services; Purchasing; Loyalty Programs.

         (a) Commencing with the Effective Date and thereafter during the Term of this Agreement, Manager shall cause to be furnished to the Hotel the services which are furnished generally on a central, regional or other group basis to other ____________ hotels managed/owned by Manager or one of its Affiliates (the "Centralized Services"), the cost of which shall be paid by Owner as a Deduction. The Centralized Services provided by Manager or an Affiliate as of the Effective Date, and the charges therefor, are set forth on Exhibit "B" attached hereto and Manager hereby represents that such charges are at the same rate as generally applicable to other _____________ hotels managed by Manager or one of its Affiliates. Notwithstanding anything to the contrary in this
Agreement:

               (i) In the case of charges for Centralized Services allocated wholly or partially on a percentage of revenue basis, the percentage basis set forth on Exhibit "B" shall not increase;

               (ii) The costs of Centralized Services shall not include any amounts for Manager's overhead in providing headquarters supervision in the management of the Hotel (unless such oversight is for the Hotel only and has been requested by the Owner);

               (iii) The allocation of payroll costs and expenses incurred for procuring or providing the Centralized Services shall be limited to the lower of either (A) the actual allocated payroll costs and expenses or (B) _______% of Gross Receipts.

               (iv) The charges for Centralized Services shall be allocated on a fair and non-discriminatory basis among all hotels receiving such services;

               (v) Manager shall not discriminate against the Hotel in favor of hotels owned by Manager or an Affiliate in the services offered as Centralized Services or in the charges to the Hotel for such Centralized Services;

               (vi) Manager shall provide Centralized Services at a charge to the Hotel no greater than the cost at which an independent, unaffiliated third party would supply comparable services;

               (vii) Manager shall provide Centralized Services at a charge to the Hotel no greater than the lowest charge (on a per unit basis) to any hotel receiving comparable services, which hotel begins receiving such services subsequent to the Effective Date; and,

               (viii) To the extent any Centralized Services are provided or made available to Manager or an Affiliate by independent, unaffiliated third parties for use at the Hotel, the charges for such Centralized Services shall not include any "mark-up" by Manager or such Affiliate.

         (b) Notwithstanding anything to the contrary herein, Manager shall not without Owner's prior written consent allocate to the Hotel any costs for Centralized Services involving materially upgrading or substantially revising computer hardware, software or other technology more than one (1) time for any single application in any three (3) year period, and in such event, the costs of such Centralized Services shall be subject to the other limitations set forth herein.

         (c) Manager shall furnish or shall cause to be furnished to the Hotel the FF&E, Inventories and Operating Equipment necessary for the operation of the Hotel in accordance with this Agreement (including, without limitation, the Annual Operating Projection), the cost of which shall be paid by Owner as a Deduction hereunder. In connection with the provision by Manager of the FF&E, Inventories and Operating Equipment:

               (i) Manager shall use its best efforts to obtain any of the FF&E, Inventories, Operating Equipment, or any other goods, supplies and services goods at the lowest cost available (giving due regard to maintaining the Required Standards); and,

               (ii) Manager shall not purchase any of the FF&E, Inventories, Operating Equipment, or any other goods, supplies and services from itself or an Affiliate unless Manager shall first have disclosed to Owner in advance: (A) that Manager is purchasing goods, supplies or services from itself or an Affiliate; and (B) the cost to the Hotel of such goods, supplies or services; and,

               (iii) Owner shall have the right to require Manager to obtain any of the FF&E, Inventories, Operating Equipment, or any other goods, supplies and services through a competitive bidding process or from a vendor or vendors designated by Owner (in which event Manager shall not be held to its obligation to obtain any of the FF&E, Inventories, Operating Equipment, or any other goods, supplies and services at the lowest cost available).

         (d) Manager shall be permitted to include the Hotel in any of Manager's loyalty programs (or any such program offered by Manager or an Affiliate of Manager) pursuant to which members of the public may be rewarded for paid visits to or use of the ______________hotels with free or discounted room nights, food and beverage, or other amenities offered at the Hotel) provided, however, that:

               (i) No employees of Manager or any Affiliate of Manager shall be permitted to redeem any award at or using the services or facilities of the Hotel, except in accordance with the provisions of
         Section 1.04(c) hereof;

               (ii) Manager shall fairly compensate the Hotel and credit the Hotel's Operating Accounts with the true cost to the Hotel of providing any such free or discounted goods or services.

         (e) Without limitation of the provisions of Section 1.02(f), Manager hereby agrees that Manager, in its provision to Owner of Centralized Services, its purchasing of any FF&E, Inventories, Operating Equipment, or any other goods, supplies and services, or its operation of the loyalty programs described in this Agreement, shall provide such goods and services to Owner at the lesser of: (A) Manager's cost (or, in the event any of such goods and services are provided by an Affiliate of Manager, such Affiliate's cost); and (B) the true cost to the Hotel of providing such goods and services. Neither Manager nor any Affiliate of Manager shall make or take any profit in connection therewith.

         1.04  Employees.

         (a) All personnel employed at the Hotel shall, at all times from and after the Effective Date, be the employees of Manager. The cost of employment for such personnel shall be a Deduction, except as otherwise provided in this
Section 1.04(a). Manager shall have absolute discretion with respect to all personnel employed at the Hotel, including, without limitation, decisions regarding hiring, promoting, transferring, compensating (including benefits), supervising, terminating, directing and training all employees at the Hotel, and, generally, establishing and maintaining all policies relating to employment; provided, however, that:

               (i) Prior to the hiring of any new Hotel general manager, operations manager, chief accounting officer or director of marketing, Manager shall notify Owner in writing of the candidate Manager intends to hire and shall provide Owner with the candidate's resume and credentials. Owner shall have the right within ten (10) days to interview and/or present its views, and/or disapprove of the proposed candidate designated by Manager. In the event Owner does not provide a written objection to such candidate within such period, Manager shall be permitted to hire such candidate for such position; provided, however, that with respect to the general manager only, in the event Owner fails to respond to Manager's notice within such ten (10) day period, Manager shall provide Owner with a second written notice containing the name, resume and credentials of such candidate, which notice shall state that in the event Owner fails to respond within ten
         (10) days, Manager shall be permitted to hire such candidate as general manager of the Hotel without approval from Owner. In the event Owner again fails to respond, Manager shall be permitted to hire such candidate as general manager of the Hotel without approval from Owner;

               (ii) Expenses related to the relocation of employees related to the initial staffing of the Hotel on or about the Effective Date shall be borne solely by Manager;

               (iii) Expenses related to the relocation of those employees entitled to relocation benefits shall be treated as Deductions; provided, however, that: (A) any such expenses related to a position at the Hotel occupied for two (2) years or less (other than those positions vacated by death, disability or voluntary termination); and
         (B) any such expenses owed or paid in connection with an employee search, personnel recruitment or other "headhunter" agency, shall be borne solely by Manager, shall not be treated as Deductions and shall not be paid from the Operating Accounts unless Owner shall otherwise approve in Owner's sole discretion;

               (iv) Manager shall implement within sixty (60) days from the Effective Date a labor management system reasonably acceptable to Owner pursuant to which Manager shall schedule and control labor costs (within the parameters of any collective bargaining agreement existing from time to time with respect to the Hotel) and which shall include, at a minimum:

                      (A)   a short term business forecasting module;

                      (B)   department labor standards;

                      (C)   an employee scheduling system; and,

                      (D) a labor management and performance reporting system;

               (v) Manager shall determine, prepare and implement all prudent policies and practices (and where applicable Manager shall develop training programs and tests for ensuring compliance with such policies and practices) relating to:

                      (A) terms and conditions of employment, applicant screening, background checks, selection, hiring, training, supervision, compensation, bonuses, severance, pension plans and other employee benefits, discipline, dismissal, transfer and replacement;

                      (B) the exercise by any Hotel employees of rights under the National Labor Relations Act, the WARN Act, or any applicable labor laws including union organizational efforts, recognition and/or withdrawal of recognition, representation elections, contract negotiations, the determination of an appropriate bargaining unit or units, whether to negotiate on a single-employer, coordinated or multi-employer basis, grievances, unfair labor practice charges, strikes, boycotts or other economic activity, and lockouts; and

                      (C) compliance by Hotel employees with Legal Requirements, including without limitation anti-discrimination, sexual harassment, hazardous materials and other environmental laws;

               (vi) Owner may (but shall not be required to) review and comment upon training materials utilized for supervisors and managers;

               (vii) In all events, Manager shall use its best efforts to design employment practices to emphasize continuity of management, reduce employee turnover and minimize training, moving and relocation costs;

               (viii) Compensation of Hotel employees shall be limited to the amounts set forth in the approved Annual Operating Projection;

               (ix) Manager shall keep Owner informed in such detail as Owner may reasonably require of the progress of any such negotiations and follow the Owner's recommendations regarding any collective bargaining negotiations.

         (b) In connection with the operation of the Hotel, Manager may enlist the assistance of personnel of its Affiliates in accordance with and subject to the limitations contained herein. Manager shall make available, from time to time and for the periods of time reasonably required to the extent contemplated under any Annual Operating Projection or otherwise approved by Owner, such personnel for the purpose of eliminating operational problems, improving operations and generally for the purpose of supervision to ensure that the standards of operation required hereunder are maintained. Such assistance may include the following:

               (i) assistance in Annual Operating Projection review and drafting;

               (ii) analysis of financial and marketing reports and statistics sent to the offices of Manager or Owner by the general manager or controller;

               (iii) assistance by specialists in all areas of operational management, room operations, purchasing, food and beverage operations, conventions, reception, room service, laundry, personnel, financing, accounting and credit;

               (iv)  assistance in marketing and sales; and

               (v) repairs and maintenance, new operating techniques and procedures, information on new models and equipment and supplies and all related new information.

Except as provided below in this Section 1.04(b), the Hotel shall be charged only for the portion of the costs of such assistance covering reasonable travel and living expenses for the personnel providing the assistance (and except as otherwise provided in the approved Annual Operating Projection, travel expenses for airfare shall be limited to coach fares for travel from Manager's nearest regional office or the point of origin, whichever costs less, and to the extent the personnel may be providing services to more than one hotel on the trip, the travel costs shall be equitably allocated among the hotels receiving the services). In the event of assistance for more than fifteen (15) consecutive days by any such personnel or by other employees of Manager or any Affiliate of Manager in the performance of activities normally carried out by Hotel personnel and which cannot reasonably and more efficiently be handled by the then current Hotel personnel, all reasonable costs incurred in providing same, including, without limitation, salaries (including payroll taxes and employee benefits) and reasonable travel (as limited above) and living expenses, shall be Deductions; provided, however, that the total costs to Owner of receiving the services shall not exceed the costs that would be payable at competitive market rates for qualified local persons performing such services. Furthermore, notwithstanding anything to the contrary contained in this Section 1.04(b), the cost to Owner for the assistance described herein shall not exceed the charges that would customarily be made for similar services, if any, by hotel management companies that are competitive with Manager.

         (c) Manager shall be permitted to provide discounted accommodations, food and beverages and other amenities to its employees and representatives visiting the Hotel in connection with its management or operation, on a space available basis; provided, however, that: (i) Manager shall have implemented Manager's standard policy and shall have notified Owner of the provisions and implementation of such policy governing such accommodations, food and beverages and amenities which policy, among other things, shall be non discriminatory to the Hotel among hotels carrying the __________ brand; (ii) Manager conforms to such policy; and (iii) the cost of such discounted accommodations, food and beverage and other amenities shall not exceed the amounts provided therefor in the Annual Operating Projection. Discounted accommodations, food and beverage or other amenities shall be provided only in connection with a business purpose for the benefit of the Hotel and the Owner (and not for the benefit of Manager, any Affiliate of Manager or any employee of any of the foregoing) which has been previously approved in writing by a representative of Owner and documented in detail (with name of person, company, business reason, person authorizing, etc.).

         1.05  Owner's Right to Inspect.

         Owner and its agents shall have access to the Hotel and to the Hotel's books and records at any and all reasonable times, without disruption to Manager's operation of the Hotel, for the purpose of inspection or showing the Hotel to prospective purchasers, managers, investors or potential financing sources.

         1.06  Limitations on Manager's Authority.

         Manager shall not, without Owner's approval:

         (a) Institute or defend legal proceedings (other than collection proceedings), or retain legal counsel to institute or defend legal proceedings (other than collection proceedings), of an unusual nature or involving monetary claims in excess of $50,000 not wholly covered by insurance or as to which an insurer denies coverage or "reserves rights" without approval by Owner of the proceedings and counsel; provided, however, that nothing in this Section 1.06(a) shall prevent Manager from defending legal proceedings, or retaining counsel to defend legal proceedings, brought solely against Manager for which Manager is not wholly covered by insurance or is not entitled to be indemnified by Owner pursuant to Section 1.08 hereof; or

         (b) Subject to the provisions of Section 11.07(g) hereof, arrange leases, licenses or concessions for any hotel operations, any restaurant or food service operations or for any other commercial operation in or about the Hotel which has a term in excess of one (1) year. Any lease, license or concession so approved shall be entered into in the Owner's name and shall be executed by the Owner (or the Manager, as agent) as the Owner may designate. The term "licenses" in this Section is not intended to mean operating licenses (such as software licenses and liquor and other licenses required to be obtained is for the lawful operation of the Hotel), or rights to use Hotel facilities granted to Hotel guests or patrons (such as use of rooms, suites, meeting rooms, banquet halls, and the like entered into in the regular course of Hotel operations); or

         (c) Enter into any new contract or other vendor or supplier arrangement having a non-terminable term in excess of forty-five (45) days unless such contract or arrangement has been entered into by Manager's corporate purchasing department and is available to all ___________ hotels, and Owner has not exercised Owner's option to not participate in such contract or arrangement. Further, Owner shall have the right to designate vendors or suppliers for the supply of goods and services to the Hotel, provided such vendors are not Affiliates of Owner; or

         (d) Subject to the provisions of Section 1.04(a)(i), appoint the general manager, operations manager, chief accounting officer or director of marketing for the Hotel; or

         (e) Initiate major changes in operating policies or procedures applicable to the Hotel except with the approval of Owner. For this purpose, major changes in operating policies or procedures are any changes which would change the market segmentation category or categories in which the Hotel is currently positioned (such as full service hotel to limited service hotel) or other changes of a significant nature which would substantially affect (whether or not adversely) the operating, maintenance or marketing orientation of the Hotel, or the nature of the services provided to its guests and patrons; or

         (f) Enter into any union or other collective bargaining agreements or pension plans applicable solely to the Hotel which bind Owner or its successors; or

         (g) Utilize an off-site centralized laundry facility unless such laundry services are provided at a cost: (i) equal to or less than the cost of providing such laundry services on-site or through a third-party provider; and
(ii) no higher than such laundry services are provided to any other hotel operated by Manager or under a ____________ brand, which hotel begins receiving such services subsequent to the Effective Date; or

         (h) Adopt the Annual Operating Projection and other budgets, including without limitation, the Operating Budget and the Capital Budget; or

         (i) Subject to the provisions of Sections 4.04(d), (e), (f) and (g) hereof, change line-items of expenses in any budget approved by the Owner, or transfer surplus from one line-item to another line-item in the Annual Operating Projection; or

         (j) Make any capital expenditures (except in the case of emergencies) except in accordance with budgets approved by the Owner; or

         (k) Discriminate against the Hotel and in favor of hotels owned by Manager or any Affiliate in any manner in the implementation of Manager's brand-wide marketing programs.

         1.07  Performance Standards.

         At any time after ___________, Owner shall have the right to terminate this Agreement upon not less than ninety (90) days prior written notice to Manager in the event of a Performance Standard Failure. As used herein, a "Performance Standard Failure" shall mean the failure by the Hotel to achieve the Performance Standard Return ____________________, as evidenced by the Certified Financial Statements. Owner's failure to deliver such written notice of Termination within one hundred twenty (120) days following delivery to Manager of the Certified Financial Statement for the period shall be deemed a waiver of Owner's right to terminate this Agreement as a result of a Performance Standard Failure.

         1.08  Indemnification.

         Manager hereby agrees to indemnify, defend and hold Owner harmless from any damages, liabilities, costs, claims or expense, including attorneys' fees and expenses, arising out of or relating to: (a) Manager's operations other than at the Hotel, (b) the negligence of Manager's home office supervisory personnel or Hotel executive committee members, (c) the gross negligence, willful misconduct, or breach of this Agreement by Manager, or (d) violation by Manager of any Legal Requirement. No amounts payable by Manager pursuant to this Section
1.08 shall be charged against the Hotel as a Deduction or otherwise be reimbursable to Manager. The provisions of this Section 1.08 shall survive any Termination of this Agreement.

                                   ARTICLE II

                                      TERM

         2.01  Term.

         The "Term" of this Agreement begin on the Effective Date and shall continue until ________________.

         2.02  Termination Right.

         At any time after __________, Owner may cause a Termination upon not less that ninety (90) days prior written notice to Manager, provided that Owner, on or before the effective date of Termination, delivers to Manager the Termination Fee. In no event shall such termination fee described in this
Section 2.02 exceed $__________.

                                  ARTICLE III

                             COMPENSATION OF MANAGER

         3.01 Management Fees.

         (a)  Manager shall be paid as Manager's Fees:

              (i) The Base Management Fee, which shall be retained by Manager from Gross Receipts; and,

              (ii) The Incentive Management Fee, which shall be retained by Manager from Net Operating Income.

         (b) Notwithstanding anything to the contrary herein, the sum of the Base Management Fee and Incentive Management Fee shall in no event exceed ______% of Gross Receipts in any Calendar Year.

         (c) The parties shall, upon delivery of the Certified Financial Statement for any Calendar Year, make adjustments as set forth in Section 4.01(d)(v).

         3.02  Distribution of Net Operating Income.

         (a) Contemporaneously with furnishing the Accounting Period Statement for each Accounting Period pursuant to Section 4.01(b) hereof, Manager shall remit to Owner out of the Operating Accounts an amount of cash (the "Owner's Remittance Amount") equal to Net Operating Income (the first dollars of which shall be applied to the repayment of interest accrued on Working Capital provided by Owner and then to the repayment of Working Capital provided by Owner), understanding that, subject to the provisions of Section 3.01(b) and
(c):

              (i) Manager has retained from the Operating Accounts a tentative monthly installment on account of the Base Management Fee for the Accounting Period in respect of such Accounting Period; and,

              (ii) Manager has retained a prorated portion of the Incentive Management Fee, to the extent earned by Manager.

         (b) In the event there are insufficient funds in the Operating Accounts from which Manager may retain the Base Management Fee, then Owner shall contribute Working Capital to the Operating Accounts sufficient to permit Manager to retain the amount of the Base Management Fee then due to Manager.

         (c) Each remittance of Owner's Remittance Amount shall be paid to Owner at Owner's address then in effect hereunder for receipt of notices hereunder by Owner, or at such other place as Owner may, from time to time, designate in a notice to Manager. Remittances shall be delivered in the manner specified from time to time by Owner.

                                   ARTICLE IV

                               ACCOUNTING MATTERS

         4.01 Accounting, Distributions and Annual Reconciliation.

         (a) Within five (5) days after the close of each Accounting Period, Manager shall deliver a flash report (the "Flash Report") to Owner on Manager's standard form and in the manner (including, without limitation, electronic submission) reasonably required by Owner showing Manager's good faith estimate of the Gross Receipts, Deductions, Net Operating Income, the Base Management Fee, the Incentive Management Fee (where applicable), and applications and distributions thereof for the preceding Accounting Period. Such Flash Report shall be an estimate only and shall be superseded by the Accounting Period Statement described in Section 4.01(b).

         (b) Within fifteen (15) days after the close of each Accounting Period, Manager shall deliver an interim accounting (the "Accounting Period Statement") to Owner for such Accounting Period in the form and manner (including, without limitation, electronic submission) reasonably required by Owner showing, without limitation, Gross Receipts, Deductions (including, without limitation, a breakdown of departmental labor costs (e.g., for the rooms department: front desk, bellman, housekeeping, etc.)), Net Operating Income, the Base Management Fee, the Incentive Management Fee (where applicable), Centralized Services that were provided and the costs thereof, and applications and distributions thereof for the preceding Accounting Period in addition to:
(i) a group booking pace report; (ii) a reservations/source of business report, including a schedule of discounted Guest Rooms and services provided in accordance with the provisions of Section 1.04(b); (iii) a detailed report showing application monthly and year-to-date of the Operating Budget, the Capital Budget, and the Marketing Budget, together with a variance report showing any variance between the amounts budgeted in the approved Annual Operating Projection and the actual amounts shown in each Accounting Period Statement; (iv) a labor management system compliance report; (v) a schedule of discounted accommodations, food and beverage and other amenities (together with the amount of all such discounts) provided, together with a reasonably detailed explanation of the business purpose for such discounts; (vi) a balance sheet for the Hotel; (vii) the check register, bank statements and reconciliations, cash disbursements journal; (viii) the Revenue Data Publication with respect to the Hotel; (ix) a management critique of financial performance; (x) invoices, lien waivers and other documentation for any then-ongoing Capital Expenditures; and
(xi) a status report on litigation matters. To the extent of any variations in any Accounting Period from the Annual Operating Projection, regardless of reason, Manager shall provide a reasonably detailed explanation and a written proposal detailing actions to be taken to correct such variance.

         (c) Calculations and payments of the Base Management Fee, the Incentive Management Fee (where applicable), and distributions of Net Operating Income made with respect to each Accounting Period within a Calendar Year shall be accounted for cumulatively.

         (d) Within thirty (30) days after the end of each Calendar Year, Manager shall close its books with respect to the Hotel and deliver to Owner all books and records necessary for Owner's Accountants to prepare an audited financial statement for such Calendar Year (herein referred to as the "Certified Financial Statement") containing a statement of the current assets and current liabilities of the Hotel as of the end of such Calendar Year, and a profit and loss statement showing the results of operation of the Hotel for such Calendar Year. Manager shall cooperate with Owner and Owner's accountants in all reasonable respects in the preparation of the Certified Financial Statement and the expenses of such further audit or review shall be borne solely by Owner unless such audit results in a reduction of the Incentive Management Fee with respect to such fiscal year by three percent (3%) or more, in which event the cost of such further audit or review shall be paid for by Manager from Manager's own accounts and not from the Operating Accounts, and shall not be a Deduction.

               (i) Such Certified Financial Statement shall be controlling over the Accounting Period Statements;

               (ii) The cost of such audit in respect of such Certified Financial Statement shall be charged as a Deduction for the applicable Calendar Year;

               (iii) Owner shall furnish Manager with a true, correct and complete copy of the Certified Financial Statement upon Owner's receipt of such Certified Financial Statement;

               (iv) If the opinion of such accounting firm with respect to the matters set forth in such Certified Financial Statement shall be an unqualified opinion, then such Certified Financial Statement shall be conclusive upon the parties hereto with respect to such matters for such Calendar Year and shall be deemed to be a final determination of the matters shown therein for such Calendar Year, unless Manager, within thirty (30) days following its receipt of such Certified Financial Statement, shall notify Owner that it has requested an independent, certified, nationally recognized public accounting firm to carry out an independent audit or review of the financial statements for such Calendar Year. Any such audit shall be completed within sixty
         (60) days following Manager's receipt of the Certified Financial Statement and the expenses of such further audit or review shall be borne solely by Manager, unless such review reveals any error resulting from information supplied by Owner or within Owner's control, in which event the parties shall make an appropriate adjustment, by cash payment, to correct such error and Owner shall bear a portion of the cost of such audit in the proportion that the dollar amount of such error bears to the total amount of Manager's Fees. In the event Manager alleges, on the basis of its independent audit of the financial statements for such Calendar Year, that the Certified Financial Statement is in error, the parties shall submit the dispute to arbitration in accordance with the provisions of Section 4.04(c)(iii) hereof; and

               (v) The parties shall, within five (5) business days after Manager's receipt of such Certified Financial Statement, make any adjustments, by cash payment, in the amounts paid or retained for such Calendar Year as are needed because of the final figures set forth in such Certified Financial Statement. No adjustment shall be made for any Operating Loss in a preceding or subsequent Calendar Year.

         (e) From time to time upon reasonable request to Manager from Owner or from any prospective purchaser, manager, investor or potential financing source identified by Owner in writing, Manager shall make available to Owner (at Owner's expense and not as a Deduction) or any such party, or both, a representative of Manager to discuss the financial reports and other matters relating to the operation of the Hotel.

         4.02  Books and Records.

         Books of control and account pertaining to operations at the Hotel shall be kept on the accrual basis and in all material respects in accordance with the Accounting Principles, with the exceptions provided in this Agreement. Owner may at reasonable intervals during Manager's normal business hours examine such records, and Manager shall, upon Owner's request, transmit such books and records to Owner via electronic media.

         4.03  Accounts; Expenditures.

         (a) All funds derived from operation of the Hotel shall be deposited daily by Manager in bank accounts (the "Operating Accounts") in a bank or banks designated by Owner, subject to Manager's reasonable approval. Withdrawals from said Operating Accounts shall be made solely by representatives designated by Manager and approved by Owner. Reasonable petty cash funds shall be maintained at the Hotel.

         (b) Except as otherwise set forth in this Agreement: (i) all payments made by Manager hereunder shall be made from the Operating Accounts or petty cash funds; and (ii) Manager shall not be required to make any advance or payment with respect to the Hotel except out of such funds, and Manager shall not be obligated to incur any liability or obligation with respect to the Hotel. Upon a Termination of this Agreement, Manager shall return the outstanding balance of the Working Capital to Owner.

         (c) Manager shall "sweep" all available cash in the Operating Accounts daily (except for weekends, public holidays or other periods during which the bank or banks in which the Operating Accounts are held are closed) into an interest-bearing account for the benefit of Owner. Manager shall be entitled to retain any Working Capital necessary for the operation of the Hotel until such Operating Accounts are again available.

         4.04  Annual Operating Projection.

         (a) At least sixty (60) days prior to the start of each Calendar Year, Manager shall submit to Owner a duly completed Annual Operating Projection for the next following Calendar Year in the standard form required by Owner (the "Annual Operating Projection") which shall consist of:

               (i) For each Accounting Period of the forthcoming Calendar Year, Manager's forecast of Gross Receipts, Deductions (including, without limitation, labor costs), Net Operating Income, the Base Management Fee, the Incentive Management Fee, Centralized Services to be provided and the cost thereof, departmental profits, a detailed employee compensation plan, a room rate plan, strategies for improving operations, other revenues and expenses and the components thereof, including any necessary reserves for Working Capital requirements and any other information reasonably requested by the Owner which relates to the Hotel or its operation (said portion of the Annual Operating Projection being herein referred to as the "Operating Budget"). These projections shall be itemized and detailed and also presented in summary form. Key assumptions forming the basis of such estimates shall be presented in narrative form.

               (ii) A detailed schedule of the amounts to be deposited to the Capital Reserve and all anticipated expenditures to be made from the Capital Reserve or otherwise needed to be funded by the Owner during the forthcoming Calendar Year as capital expenditures, (said portion of the Annual Operating Projection being herein referred to as the "Capital Budget"). Such schedule shall include, to the extent then known, expenditures (the following expenditures, together with all other expenditures which are classified as "capital expenditures" under GAAP, shall be collectively referred to as "Capital Expenditures") necessary for: (A) replacements, renewals and additions to the FF&E of the Hotel; (B) exterior and interior repainting; resurfacing building walls, floors and roofs; replacing folding walls; and miscellaneous similar non-routine or major repairs, alterations, improvements, renewals, replacements, and additions to the Hotel including, without limitation, the structure, the roof, the exterior facade and all of the mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation elements of the building in which the Hotel is located; (C) technological upgrades; and (D) other Capital Expenditures during the ensuing Calendar Year. The Capital Budget shall also indicate the estimated time schedule for making such Capital Expenditures, including each item required, the number of units to be replaced, unit costs and costs in aggregate, and vendors proposed to be used in performing any Capital Expenditures together with such additional information as Owner shall request, and as shall then be known to Manager. Each proposed Capital Budget shall include a provision for an amount equal to five percent (5%) of the total Capital Budget for unallocated contingencies. In addition to the proposed Capital Budget, the Manager shall provide a forecast of capital needs of the Hotel for the subsequent three (3) Calendar Years.

               (iii) A projection of any amounts, and timing thereof, required for Working Capital.

               (iv) A reasonably detailed program (the "Marketing Plan") for advertising and marketing the Hotel for the forthcoming Calendar Year, together with a budget (the "Marketing Budget") detailing, on a line-item basis, the costs associated with the Marketing Plan. Key assumptions forming the basis of such budget itemization shall be presented in narrative form.

         (b) Manager shall arrange for a meeting between its senior regional vice president and Owner not less than thirty (30) days prior to the commencement of the Calendar Year to which the Annual Operating Projection relates to discuss the Annual Operating Projection. Owner shall give its written approval or disapproval of the Annual Operating Projection, including without limitation the components thereof (i.e., the Operating Budget, the Capital Budget, and the Marketing Plan and Marketing Budget) within fifteen (15) days of such meeting. If Owner objects to all or any portion of such Annual Operating Projection it shall notify Manager in writing together with a written explanation of its disapproval, and the parties shall use reasonable efforts to reach agreement on items to which Owner objects. Notwithstanding the foregoing, Owner will be deemed to approve all costs necessary to comply with applicable collective bargaining agreements, if any. From time to time, Owner shall have the right to request (and Manager shall provide) specific information on all items of expenditure referred to in the Operating Budget, amounts actually expended and the basis on which the amount of expenditures was determined, for the purpose of assisting Owner in monitoring performance and compliance by Manager with the above provisions.

         (c) If agreement is not reached between the parties before the commencement of the Calendar Year to which the Annual Operating Projection relates:

               (i) As to those line-items in the Operating Budget and the Marketing Budget to which Manager and Owner have agreed, Manager may operate the Hotel in accordance with such agreed line-items; provided, however, that Manager shall make only those Capital Expenditures authorized by Owner;

               (ii) As to those line-items in the Operating Budget and the Marketing Budget to which Owner and Manager have not agreed, Manager shall operate the Hotel in accordance with such line-items set forth in the Annual Operating Projection applicable to the immediately preceding Calendar Year (subject to annual CPI Index adjustments), except that Manager shall make only those Capital Expenditures authorized by Owner; and,

               (iii) Either Manager or Owner may refer the line-items, or any other matter expressly provided for herein, to which they have not agreed to arbitration, as follows:

                     (A) Either party may serve upon the other a written notice stating that such party desires to have such controversy reviewed by an independent accountant in a nationally recognized accounting firm, and naming three (3) accountants, each from a different firm, such party would find acceptable to act as an arbitrator. Within fifteen (15) days after receipt of such notice, the other party shall designate one (1) of such accountants and shall notify the party requesting arbitration of such designation and the name of the person so designated. Any person acting as an accounting arbitrator hereunder, in order to qualify as an arbitrator, shall have had not less than ten (10) years experience as an accountant for hotel properties comparable to the Hotel.

                     (B) If the party upon whom such written request for arbitration is served shall fail to designate its arbitrator within fifteen (15) days after receipt of such notice, then any arbitrator designated by the party requesting arbitration shall act as the arbitrator. The decision and award of the arbitrator shall be based upon an "either-or" decision in which the position proposed by one of the parties shall be chosen, without compromise, by the arbitrator(s), binding upon both Owner and Manager, and enforceable in any court of competent jurisdiction. In making such decision and award, the arbitrator shall consider the Required Standards in effect as of the Effective Date, the Comparable Hotels, other similarly positioned hotels managed by Manager and expenditures made in prior years for such line-items in dispute. Such decision and award may allocate the costs of such arbitration to one of the parties or disproportionately between the parties. Any arbitration shall take place in Chicago, Illinois.

         (d) With respect to an Annual Operating Projection which has been approved (in whole or in part) in accordance with Section 4.04(b) and Section 4.04(c) hereof:

               (i) Manager shall limit the costs and expenses incurred by or on behalf of Owner to those included within the approved Operating Budget and Capital Budget, and will not incur any obligation (or make any expenditure which Owner or Manager is not obligated to make) which Manager knows at the time will result in a Significant Variation except for costs (such as taxes and insurance) that are not within the direct control of Manager and costs incurred in any emergency in accordance with the provisions of Section 4.04(g).

               (ii) Manager shall notify Owner whenever during the course of a Calendar Year Manager anticipates or becomes aware that it is likely for a Significant Variation to occur and shall provide Owner, in each instance, with a written explanation of the reasons therefor.

               (iii) The general manager of the Hotel and as appropriate, the heads of operating departments of the Hotel, shall meet with representatives of Owner on a monthly basis to review the results of operations for the prior period and forecasts of operations for the Hotel.

               (iv) To the extent that revenues do not achieve budgeted levels, Manager shall use reasonable efforts to decrease operating expenses below budgeted levels in a corresponding amount.

         (e) After approval of an Annual Operating Projection, Owner and Manager, at their regular meetings to review operations, shall also review the adherence by Manager to the Annual Operating Projection.

               (i) If Owner, for any reason, believes that Manager has failed, in any respect, to adhere to the provisions of this Agreement with respect to the Annual Operating Projection, it shall discuss the same with Manager and provide the Manager a reasonable opportunity to submit a reasonable written explanation.

               (ii) At any periodic meetings following approval of an Annual Operating Projection, Manager shall have the right to make suggested changes or alterations therein which, to the extent approved by Owner, in the exercise of its reasonable discretion, and feasible in connection with operations for the remainder of the then current Calendar Year, shall be implemented by the Manager, subject to the same standards of implementation applicable to approval by the Owner of the Annual Operating Projection in the first instance.

         (f) Manager recognizes that the budgeting process is a key aspect of the relationship between Owner and Manager created hereby and Manager agrees that the Annual Operating Projection shall be prepared with due diligence and after consideration of all relevant factors. Manager agrees that, on a periodic basis, if Manager anticipates that results will vary significantly from those forecasted or budgeted, it will revise its budget estimates for the remainder of the Calendar Year in question, taking into account performance of the Hotel to date and projected market conditions and shall provide Owner with copies of any such budget revisions; provided, that the terms of the Annual Operating Projection shall govern the operations of the Hotel and Manager unless and until Owner approves such budget revisions, which approval shall not be unreasonably withheld. Owner hereby acknowledges that increases in occupancy and certain increases in revenue may also involve increases in expenses associated therewith. The necessity for an amendment to an Annual Operating Projection shall not be deemed a Default by the Manager hereunder.

         (g) If Manager believes that a dangerous condition exists at the Hotel or expenditure is required as a result of fire or other emergency, Manager may incur expenditures in taking appropriate and reasonable remedial action without Owner's approval (but with written notice to Owner as promptly as practicable following such expenditure, but in any event within three (3) days subsequent to the expenditure) and whether or not the expenditure is provided for in the Operating Budget or Capital Budget in the following circumstances:

               (i) if there is an emergency threatening the Hotel, its guests, invitees or employees; or,

               (ii) if the continuation of the given condition will subject Manager and/or Owner to civil or criminal liability, and Owner, after receiving written notice from Manager regarding such condition, has failed either to:

                     (A)  remedy the situation; or,

                     (B) inform Manager that it has a good faith basis for disputing the application of any such laws, ordinance, regulation or order, and take appropriate legal action to stay the effectiveness of any such law, ordinance, regulation or order.

         4.05  Inventory; Operating Equipment.

         Owner shall provide the initial Inventory and Operating Equipment for the Hotel as currently exist at the Hotel. Manager shall make reasonable efforts to reduce the amount of Inventory and Operating Equipment needed at the Hotel. The cost of Inventory and Operating Equipment consumed in the operation of the Hotel shall constitute a Deduction. Inventory and Operating Equipment shall remain the property of Owner throughout the term of the Agreement and upon a Termination of this Agreement, except for Inventory and Operating Equipment purchased by Manager pursuant to Section 11.07(e).

                                   ARTICLE V

                      REPAIRS, MAINTENANCE AND REPLACEMENTS

         5.01 Repairs and Maintenance.

         Manager shall maintain the Hotel in good repair and condition and in conformity with applicable laws, regulations and the Required Standards and shall, from funds available in the Operating Accounts, make or cause to be made such maintenance, repairs and alterations as it determines are necessary for such purposes, provided the same are in accordance with the Annual Operating Projection, or otherwise approved by Owner.

         5.02 Capital Reserve.

         (a) Manager shall establish a reserve account (the "Capital Reserve"), in a bank or similar institution designated by Owner, to cover the cost of funding the Capital Expenditures set forth in the Capital Budget.

         (b) Subject to the provisions of this Section 5.02(b), below, commencing on the Effective Date Manager shall transfer into the Capital Reserve an amount equal to four percent (4%) of Gross Receipts for each such Accounting Period. Transfers into the Capital Reserve shall be made at the time the Accounting Period Statement is to be delivered to Owner pursuant to the provisions of Section 4.01(b) hereof. All amounts transferred into the Capital Reserve pursuant to this Section 5.02(b) shall be paid from Gross Receipts as Deductions. Notwithstanding anything to the contrary in this Agreement, at Owner's election, Manager shall maintain the Capital Reserve as a non-cash book entry reserve only; provided, however, that amounts allocated to the Capital Reserve pursuant to this Section 5.02(b) will continue to be Deductions.

         (c) At the end of each Calendar Year, any amounts remaining in the Capital Reserve shall be carried forward to the next Calendar Year. Proceeds from the sale of FF&E no longer necessary to the operation of the Hotel shall be added to the Capital Reserve. The Capital Reserve will be kept in an interest-bearing account, and any interest which accrues thereon shall be retained in the Capital Reserve. Neither (i) proceeds from the disposition of FF&E, nor (ii) interest which accrues on amounts held in the Capital Reserve, shall result in any reduction in the required transfers to the Capital Reserve set forth in subsection (b) above, nor be included in Gross Receipts.

         (d) Notwithstanding anything to the contrary herein, in the event of any Capital Expenditures equal to or greater than (or anticipated to be equal to or greater than) $50,000, then at Owner's election: (i) Manager must submit the performance of such Capital Expenditures to competitive bidding; (ii) regardless of the outcome of such competitive bidding, Manager shall use such vendors as may be designated by Owner; and (iii) in the event of any such major Capital Expenditures involving substantial construction obligations, Owner may act as "developer" or "project manager" of such work for a reasonable fee and shall consult with Manager as to the scheduling of such work.

         5.03 Ownership of Replacements.

         All repairs, alterations, improvements, renewals or replacements made pursuant to Article V, and all amounts kept in the Capital Reserve, shall, except as otherwise provided in this Agreement, be the property of Owner.

         5.04 Owner's Capital Expenditures.

         Notwithstanding any approved Capital Budget, Owner shall at any time and from time to time have the right to make or cause to be made Capital Expenditures at the Hotel upon such terms and using such vendors as Owner shall see fit; provided, however, that:

         (a) Owner shall keep Manager informed in reasonable detail regarding the scope and timing of any such Capital Expenditures; and

         (b) if Manager in good faith believes that the disruption to the Hotel occasioned by any such Capital Expenditures will, considering the long-term benefits to Owner and Manager of such Capital Expenditures:

              (i) have a material adverse effect on Manager's ability to earn the Base Management Fee or the Incentive Management Fee;

              (ii) result in a Performance Standard Failure, when in the absence of such Capital Expenditure Manager would not have suffered a Performance Standard Failure,

then and in such event Manager shall so inform the Owner of its good faith beliefs and Owner shall not commence the Capital Expenditures pending the negotiation between Owner and Manager of a mutually acceptable arrangement with respect to such Capital Expenditures. In the event that Owner and Manager do not arrive at a mutually acceptable arrangement regarding such Capital Expenditures within thirty (30) days of Manager informing Owner of Manager's good faith beliefs, then either Owner or Manager shall have the right to submit the matter to arbitration in accordance with Section 4.04(c)(iii) of this Agreement.

                                   ARTICLE VI

                         INSURANCE, DAMAGE, CONDEMNATION

         6.01 Insurance.

         (a) At all times during the Term, at Owner's cost and expense, Manager shall:

             (i) maintain Commercial General Liability insurance, including products and completed operations, bodily injury and property damage liability, liquor liability, innkeepers' liability, contractual liability, independent contractors' liability and personal and advertising injury liability against claims occurring on, in, or about the Hotel, or any elevator or escalator therein, and on, in or about the adjoining streets and passageways thereof, or otherwise, arising under this Contract;

             (ii) maintain business automobile liability insurance, including coverage for the operation of owned, leased, hired and non-owned vehicles;

             (iii) maintain appropriate worker's compensation and employer's liability insurance as shall be required by and be in conformance with the laws of the state in which the Hotel is located for all employees at the Hotel; and

             (iv) maintain such other insurance (including fidelity/crime coverage and employment practices liability) against other insurable risks not covered under subsections (a) and (b) which, at the time, are commonly insured against by owners of hotel premises in the Hotel's market area, with due regard being or to be given to the then existing circumstances and to the type, construction, design, use and occupancy of the Hotel.

         (b) At all times during the Term, at Owner's cost and expense, Manager shall keep the Hotel building and its contents, insured for the benefit of Owner and Manager:

              (i) against "all risks" of physical loss or damage in amounts prescribed by Owner, without exclusion for loss or damage by fire, lightning, windstorm, hail, explosion, riot, civil commotion, aircraft, vehicles, smoke, vandalism, malicious mischief, sprinkler leakage, volcanic action, breakage of glass, falling objects, weight of ice and snow or sleet, water damage, weather conditions, or collapse;

              (ii) against such other "all risk" perils, including earthquake and flood, commonly insured against by a Difference in Conditions insurance policy in such amounts as are obtainable from time to time, but in no event in amounts less than those required under the terms of the Mortgage(s), if any;

               (iii) on equipment for the supply or control of heat, light, power, hot water, cold water, gas, refrigeration, or air conditioning against direct or consequential loss or damage, as customarily covered under a Boiler and Machinery policy with a comprehensive definition of insured equipment, in the amount of at least Five Million Dollars ($5,000,000) or greater amounts as the Owner may from time to time reasonably require;

               (iv) for such other risks (including loss to fine arts, accounts receivable, valuable papers and records, electronic media and records and shipments in transit) that, at the time, are commonly insured against by owners of hotel premises in the Hotel's market area, with due regard being or to be given to the then existing circumstances and to the type, construction, design, use and occupancy of the Hotel; and

               (v) against Business Interruption and Extra Expense resulting from loss or damage from the hazards specified above, to owned or non-owned property, which prevents normal operations from continuing; such insurance shall be written on an Actual Loss Sustained basis in an amount equal to at least one (1) year's expected net income before income tax (calculated according to Generally Accepted Accounting Principles), plus continuing normal operating expenses, including the Management Fees, the Centralized Services fees and charges, salaries and related payroll items and all other Deductions, that necessarily continue, notwithstanding the business interruption; such insurance shall also provide Extended Period of Indemnity provisions for payment of loss until normal operations resume, but in any event for a period of not less than one hundred eighty (180) days after business operations have resumed.

         (c) "Full replacement value," as used herein, means the cost of repairing, replacing or reinstating, including demolishing, any item of property, with materials of like kind and quality in compliance with (and without, an exclusion pertaining to application of), any law or building ordinance regulating repair or construction at the time of loss and without deduction for physical, accounting, or any other depreciation, in an amount sufficient to meet the requirements of any applicable co-insurance clause and to prevent the Owner from being a co-insurer.

         (d) Other than the insurance described in Section 6.01(a)(iii) (which Manager shall provide in all events), all insurance described in Section 6.01(a) and (b) shall, at Owner's election, be provided by Owner or an Affiliate of Owner. In the event Owner or an Affiliate of Owner elects not to provide such insurance, the same may be obtained by Manager by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies substantially fulfill the requirements specified in this Agreement.

         (e) All policies of insurance required under Section 6.01(a) and (b) shall be:

              (i) issued by companies licensed to do business in the State in which the Hotel is located and having an A.M. Bests Rating of A- VI or higher;

              (ii) of the types and shall carry limits not less than the limits set forth on Exhibit "E" attached hereto (and in the event of any conflict or inconsistency between the provisions of Section 6.01(a) and Section 6.01(b) and Exhibit "E", the provisions of Exhibit "E" shall control to the extent necessary to resolve any such conflict or inconsistency);

              (iii) carried in the name of the party providing such insurance, and shall include the other party as an additional insured. Upon notice by the Owner, the policies required under Section 6.01(a) and (b) shall also include any Mortgagee as an additional insured. Any property losses thereunder shall be payable to the respective parties as their interests may appear. Any Mortgage encumbering the Hotel shall contain provisions to the effect that proceeds of the insurance policies required to be carried under Section 6.01(b) shall be available for repair and restoration of the Hotel.

         (f) The party hereunder providing the insurance shall deliver to the other party certificates of insurance with respect to all policies so procured and, in the case of insurance policies about to expire, shall deliver certificates with respect to the renewal thereof. All certificates of insurance provided for under this Section 6.01 shall, to the extent obtainable, state that the insurance shall not be canceled or materially changed without at least thirty (30) days' prior written notice to the certificate holder.

         (g) Insurance premiums and any other costs or expenses with respect to the insurance or self-insurance required under this Section 6.01 shall be paid from Gross Receipts as Deductions. In the event Manager provides any such insurance under blanket or self-insurance policies, premiums and costs shall be allocated on an equitable and non-discriminatory basis to the Hotel. Any reserves, losses, costs or expenses which are uninsured shall be treated as a cost of insurance and shall be Deductions.

         6.02 Insurance Claims.

         Manager shall, on behalf of Owner, promptly investigate all accidents made known to Manager, report the same promptly to the relevant insurance carrier, upon request from time to time by Owner, make a full report to Owner as to all material claims for damages relating to the ownership, operation and maintenance of the Hotel, as such claims become known to Manager, and as to any damage or destruction to the Hotel and the estimated cost thereof, as such matters become known to Manager, and prepare any and all reports and furnish any and all information required by any insurance company in connection therewith to the extent such information is within the control of or available to Manager. In the event Owner has elected to carry insurance as set forth in Section 6.01(d), Owner shall have the exclusive right to adjust any claims with the applicable insurance company; Manager may adjust any claims under $25,000 with respect to insurance carried by Manager without Owner's consent, but any claims in excess of such amount shall be adjusted by Owner.

         6.03 Damage and Repair.

         (a) If, during the Term, the Hotel is damaged or destroyed by fire, casualty or other cause, and the cost of repair is less than fifty percent (50%) of the full replacement cost of the Hotel (including necessary upgrades) Owner shall, at its cost and expense and with all reasonable diligence, repair or replace the damaged or destroyed portion of the Hotel to the same condition as existed previously and during the execution of such repair or replacement Manager shall have the right to discontinue operating the Hotel to the extent it reasonably deems necessary to comply with the Required Standards and any applicable law, ordinance, regulation or order or as necessary for the safe and orderly operation of the Hotel. Owner's obligation to make such repairs and replacements shall be limited to the extent proceeds from the insurance described in this Agreement, together with the deductible thereunder, shall be available to Owner to make such repairs or replacements. Manager shall grant requested authorizations to proceed with such repairs or replacements to the extent required.

         (b) In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel and the cost of repair or restoration is equal to or exceeds fifty percent (50%) of the full replacement cost of the Hotel (including necessary upgrades) or Owner after using its reasonable efforts has been unable to procure insurance covering the type of casualty which resulted in such damage or destruction at commercially reasonable rates, then and in such event Owner may, but shall not be required to, promptly commence and proceed diligently to complete the repairing, rebuilding or replacement of the same so that the Hotel shall be substantially the same as it was prior to such damage or destruction. In the event Owner elects not to so repair and rebuild, Manager may, at its option, Terminate the Agreement by written notice to Owner and the effective date of such Termination shall be the date that is one hundred eighty (180) days after receipt of such written notice by Owner.

         (c) In the event this Agreement Terminates in accordance with Section 6.03(b) and within two (2) years of such Termination Owner elects to rebuild and operate the Hotel as a hotel, then this Agreement shall be reinstated for a term of years equal to the unexpired term of years then remaining at Termination.

         6.04 Condemnation.

         (a) In the event all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Hotel shall be so taken, but the result is that it is unreasonable to continue to operate the Hotel in accordance with the standards required by this Agreement, this Agreement shall terminate. Owner shall have the right to initiate such proceedings as it deems advisable to recover any damages to which Owner may be entitled. Manager may initiate separate proceedings to recover any compensable interest of Manager, but no such proceedings, nor any award to Manager resulting from such proceedings, shall in any way reduce any award made or to be made to Owner.

         (b) In the event a portion of the Hotel shall be taken by the events described in Section 6.04(a), or the entire Hotel is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Hotel in accordance with the Required Standards, this Agreement shall not terminate. However, so much of any award for any such partial taking or condemnation as shall be necessary to render the Hotel equivalent to its condition prior to such event shall be used for such purpose; and Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary for the safe and orderly operation of the Hotel or to the extent the Hotel cannot be operated in accordance with the Required Standards.

                                  ARTICLE VII

                                      TAXES

         7.01 Real Estate and Personal Property Taxes.

         (a) Except as specifically set forth in subsection (b) below, all real estate and personal property taxes, levies, assessments and similar charges on or relating to the Hotel ("Impositions") during the Term shall be paid by Manager from Gross Receipts, before any fine, penalty, or interest is added thereto or lien placed upon the Hotel or upon the Agreement, provided Manager has been given a copy of the invoice relating to such Imposition in reasonably adequate time to make such payment; unless, however, payment thereof is in good faith being contested and enforcement thereof is stayed. Any such payments shall be Deductions. Owner shall, within five (5) days after receipt, furnish Manager with copies of invoices relating to any Impositions which it may receive with respect to the Hotel. Owner may initiate proceedings to contest any negotiations or proceedings with respect to any Imposition, and all reasonable costs of any such contest shall be paid from Gross Receipts and shall be a Deduction. In the event Owner elects not to so contest, Manager with Owner's prior written consent (in which case Owner agrees to sign the required applications and otherwise cooperate with Manager in expediting the matter) may initiate proceedings to contest any negotiations or proceedings with respect to any Imposition, and all reasonable costs of any such contest shall be paid from Gross Receipts and shall be a Deduction in determining Net Operating Income. Manager shall, as part of its contest or negotiation of any Imposition, be entitled, on Owner's behalf, to waive any applicable statute of limitations in order to avoid paying the Imposition during the pendency of any proceedings or negotiations with applicable authorities.

         (b) The word "Impositions" as used in this Agreement shall not include the following, all of which shall be paid solely by Owner, not from Gross Receipts nor from the Capital Reserve:

         1. Any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on Owner, or any income tax imposed on any income of Owner (including distributions to Owner pursuant to Article III hereof);

         2. Special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed because of facilities which are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit the Hotel (regardless of whether or not they also benefit other buildings), which assessments shall be treated as additional capital investments for purposes of Owner's Investment but not as Deductions;

         3. "Impact Fees" (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required of Owner as a condition to the issuance of site plan approval, zoning variances or building permits, which impact fees shall be treated as capital costs of construction and increase Owner's Investment; or

         4. "Tax-increment financing" or similar financing whereby the municipality or other taxing authority has assisted in financing the construction of the Hotel by temporarily reducing or abating normal Impositions in return for substantially higher levels of Impositions at later dates.

                                  ARTICLE VIII

                                    FINANCING

         8.01 Subordination.

         Subject to the provisions of Section 8.02 hereof (and specifically, without limitation, the provisions of Section 8.02(c)), in connection with any Mortgage, Manager agrees that so long as the Hotel is subject to any such
Mortgage:

         (a) that this Agreement is subordinate to Mortgagee's liens and other rights under the Mortgage; provided, however, that nothing herein shall create any obligation, liability or cost to Manager for any of Owner's obligations and liabilities under any Mortgage. In connection with any such Mortgage:

              (i) Manager agrees that it shall, for the benefit of any Mortgagee (or an Owner Subsequent to Foreclosure), undertake that this Agreement shall be terminable upon payment to Manager of any earned but unpaid portion of Manager's Fees (but only to the extent Owner would have been obligated to pay such amounts hereunder), but without any other fee or compensation to Manager upon foreclosure of the Mortgage (or upon any transfer in lieu of foreclosure) or, at the election of the Mortgagee (or an Owner Subsequent to Foreclosure), that this Agreement shall continue in effect;

              (ii) Manager's agreement to permit the termination or assumption of this Agreement upon transfer of title pursuant to the preceding paragraph shall be subject to the agreement of the Mortgagee for the benefit of Manager that the Mortgagee (or an Owner Subsequent to Foreclosure), shall exercise the right of termination, if at all, not later than one hundred twenty (120) days after acquisition of title in connection with any such foreclosure or the effective date of any transfer in lieu of foreclosure, and that if the Mortgagee (or such other Owner Subsequent to Foreclosure) shall fail to do so, it shall conclusively be deemed to have assumed this Agreement and all of the rights (including, without limitation, the rights set forth in Section
         11.17 hereof), obligations and liabilities of Owner hereunder for all the rest and remainder of the term.

         (b) simultaneously with the giving of any notice of an Event of Default or Termination to Owner, Manager will concurrently send a copy of such notice by registered mail to any Mortgagee of which it has notice from Owner, and no notice to Owner of any Event of Default or Termination hereunder shall be effective unless a copy of such notice shall have been sent as herein provided;

         (c) it will not exercise any right of termination under Section 9.02 of this Agreement if Mortgagee shall give Manager written notice of its intention to cure any Default existing under this Agreement, which is susceptible of being cured, and shall proceed with all reasonable diligence to do so.

         (d) upon the request of any such Mortgagee, Manager will furnish such Mortgagee copies of the Annual Operating Projection and the Accounting Period Statements concurrently with the furnishing of the same to the Owner; and,

         (e) upon reasonable advance written notice from Mortgagee, the Mortgagee and its agents may enter upon any part of the Hotel at any reasonable time for the purpose of examining or inspecting the books and records, or examining or making extracts of the books and records of the Hotel, but the same shall be done with as little disruption to the Hotel as possible.

         Upon the request of Owner, Manager shall confirm its agreements set forth in this Section 8.01 in a separate written instrument to which such Mortgagee is a party or upon which such Mortgagee may rely.

         8.02 Non-Disturbance and Attornment.

         (a) In the event one (1) or more Mortgages encumber the Hotel which collectively secure debt of the Owner in an amount less than or equal to eighty percent (80%) of the value of the Hotel (valued by Owner in its reasonable judgment as of the date such debt was incurred), Owner shall have no obligation to secure for the benefit of Manager a Non-Disturbance Agreement; however, Owner shall request from its Mortgagee a Non-Disturbance Agreement.

         (b) In the event one (1) or more Mortgages encumber the Hotel which collectively secure a debt of the Owner in an amount in excess of eighty percent (80%), (valued by the Owner in its reasonable judgment as of the date such debt was incurred), Manager shall enter into and Owner shall use commercially reasonable efforts to secure for the benefit of Manager an instrument (the "Non-Disturbance Agreement"), from each Mortgagee, on commercially reasonable terms, which shall be recordable in the jurisdiction where the Hotel is located, pursuant to which:

              (i) This Agreement and any extensions, renewals, replacements or modifications hereto, and all right and interest of Manager in and to the Hotel, expressly shall be subject and subordinate to the Mortgage;

              (ii) Manager shall attorn to each of the Owners Subsequent to Foreclosure under this Agreement for the balance of the remaining Term hereof, with the same force and effect as if such Owner Subsequent to Foreclosure were the "Owner"; and

              (iii) In the event that there is a foreclosure of any Mortgage
         (or a deed in lieu of foreclosure), or other exercise by the Mortgagee of its remedies in the event of default, in connection with which title or possession of the Hotel is transferred to Mortgagee (or its designee) or to a purchaser at foreclosure or to a subsequent purchaser from such Mortgagee (or from its designee) (all of the foregoing shall collectively be referred to as "Owners Subsequent to Foreclosure"), Manager shall not be disturbed in its rights under this Agreement so long as: (A) Manager is not in Default hereunder; and (B) such Owner Subsequent to Foreclosure otherwise has no right as "Owner" under this Agreement to terminate this Agreement.

         (c) In the event that a Non-Disturbance Agreement contains provisions requiring Manager (upon a default under a Mortgage or upon various other stipulated conditions) to pay certain amounts which are otherwise due to Owner under this Agreement to the Mortgagee or its designee (rather than to Owner), Owner hereby gives its consent to such provisions, which consent shall be deemed to be irrevocable until the entire debt secured by the Mortgage has been discharged.

         8.03 Liens; Credit.

         Manager shall use commercially reasonable efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Hotel. Manager shall upon the request of Owner cooperate fully in obtaining the release of any such liens, and the cost thereof, if the lien was not occasioned by the fault of either party, shall be treated the same as the cost of the matter to which it relates. If the lien arises as a result of the fault of Manager, then Manager shall bear the cost of obtaining the lien release.

                                   ARTICLE IX

                                    DEFAULTS

         9.01 Events of Default.

         Each of the following shall constitute an "Event of Default" under this Agreement.

         (a) The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party, or the admission by either party that it is unable to pay its debts as they become due. Upon the occurrence of any Event of Default by either party (referred to as the "defaulting party") as described under this Section 9.01(a), said Event of Default shall be deemed a "Default" under this Agreement.

         (b) The consent to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by either party. Upon the occurrence of any Event of Default by either party as described under this Section 9.01(b), said Event of Default shall be deemed a "Default" under this Agreement.

         (c) The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party's assets, and such order, judgment or decree's continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive). Upon the occurrence of any Event of Default by either party as described under this Section 9.01(c), said Event of Default shall be deemed a "Default" under this Agreement.

         (d) The failure of either party timely to perform such party's obligations under Section 11.16 hereof. Upon the occurrence of any Event of Default by either party under this Section 9.01(d), said Event of Default shall be deemed a "Default" under this Agreement.

         (e) The failure of either party to make any payment required to be made in accordance with the terms of this Agreement, as of the due date as specified in this Agreement. Upon the occurrence of any Event of Default by either party as described under this Section 9.01(e), said Event of Default shall be deemed a "Default" under this Agreement if the defaulting party fails to cure such Event of Default within ten (10) days after receipt of written notice from the non-defaulting party demanding such cure.

         (f) The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after the defaulting party's receipt of written notice from the non-defaulting party of said failure. Upon the occurrence of any Event of Default by either party as described under this Section 9.01(f), said Event of Default shall be deemed a "Default" under this Agreement if the defaulting party fails to cure the Event of Default within thirty (30) days after receipt of written notice from the non-defaulting party demanding such cure, or, if the Event of Default is such that it cannot reasonably be cured within said thirty (30) day period of time, if the defaulting party fails to commence the cure of such Event of Default within said thirty (30) day period of time and complete the cure of such Event of Default within ninety (90) days from the date the defaulting party commenced such cure.

         9.02  Remedies.

         Upon the occurrence of a Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action:

         (a) To cause a Termination of this Agreement by written notice to the defaulting party, which Termination shall be effective as of the effective date which is set forth in said notice, provided that said effective date shall be at least sixty (60) days after the date of said notice;

         (b) To institute forthwith any and all proceedings permitted by law or equity including, without limitation, actions for specific performance and/or damages; and/or,

         (c)   To avail itself of the remedies described in Section 9.03.

         9.03  Additional Remedies.

         (a) Upon the occurrence of an Event of Default by either party under the provisions of Section 9.01(d), the amount owed to the non-defaulting party shall accrue interest, at an annual rate equal to the Prime Rate plus three (3) percentage points, from and after the date on which the Event of Default occurred.

         (b) The remedies granted under Section 9.02 and Section 9.03 shall not be in substitution for but shall be in addition, to, any and all rights and remedies available to the non-defaulting party (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or equity and shall survive Termination.

                                   ARTICLE X

                                ASSIGNMENT; SALE

         10.01 Assignment.

         (a) Manager shall not assign or transfer its interest in this Agreement without the prior written consent of Owner; provided, however, that Manager shall have the right, without Owner's consent, to:

               (i) assign its rights and obligations under this Agreement to any Affiliate or to any assignee who also acquires all, or substantially all, of the ___________ brand including the _____________ name; and:

                     (A) assumes the obligations of Manager under this Agreement;

                     (B)  has full, unlimited access to Manager's
               brand-wide reservation system; and

                     (C) maintains the Required Standards as they existed on the Effective Date.

         Otherwise, Manager shall have no right to assign its obligations under the Agreement.

         (b) Notwithstanding anything to the contrary in this Agreement, Owner shall have the right, without Manager's consent, to:

               (i) conditionally assign this Agreement as security for a Mortgage of the Hotel in accordance with this Agreement, provided Owner has complied with the provisions of Section 8.02 of this Agreement;

               (ii) assign its interest in this Agreement in connection with a Sale of the Hotel; and

               (iii) conditionally assign all funds from time to time in the Hotel's Operating Accounts as security for a Mortgage loan encumbering the Hotel.

         (c) In the event either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by either Owner or Manager of its interest in this Agreement shall not relieve Owner or Manager, as the case may be, from its respective obligations under this Agreement, and shall inure to the benefit of, and be binding upon, its respective successors, heirs, legal representatives, or assigns.

         10.02 Sale of the Hotel.

         (a) Owner shall have the right at any time to cause, suffer or permit a Sale of the Hotel and assign this Agreement to any Person; provided, however, that any Default of Owner hereunder has been cured or waived by Manager, and Owner's assignee expressly assumes in writing the obligations of Owner hereunder with the benefit of the same exculpation as provided in Section 11.17. In the event of any Sale of the Hotel and assignment of this Agreement, then to the extent of such Sale of the Hotel and assignment of this Agreement, Owner shall be automatically released from liability or obligation to Manager under this Agreement which accrues after such Sale of the Hotel.

         (b) In the event of a Sale of the Hotel to a bona fide purchaser who is not an Affiliate of Owner (such purchaser is herein referred to as the "Successor Owner"), which Sale of the Hotel is consummated at any time after the twelfth (12th) month anniversary of the Effective Date, Owner may cause a Termination upon not less than ninety (90) days prior written notice delivered within one hundred eighty (180) days following the date upon which the Sale of the Hotel was consummated (the "Hotel Sale Closing Date"), provided that the Termination Fee is delivered to Manager prior to the effective date of Termination.

         (c) Except as set forth in this Section 10.02, it is understood that no Sale of the Hotel shall reduce or otherwise affect:

               (i) any of the Operating Accounts maintained by Manager pursuant to this Agreement; or

               (ii) the current amount deposited or deemed to be on deposit in the Capital Reserve.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.01 Right to Make Agreement.

         Each party warrants, with respect to itself, that neither the execution of the Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of the Agreement and any extensions thereof, the full right to enter into the Agreement and perform its obligations hereunder.

         11.02 Agreement for Services.

         Manager acknowledges that this Agreement is an agreement for services which does not create any interest of Manager in the Hotel or a lien or encumbrance on the Hotel of any kind.

         11.03 Relationship.

         In the performance of this Agreement, Manager shall act solely as an agent for Owner. Neither this Agreement nor any agreements, instruments, documents, or transactions contemplated hereby shall in any respect be interpreted deemed or construed as making Manager a partner of or, joint venturer with, Owner. Owner and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, arbitration or other legal proceedings involving Owner and Manager.

         11.04 Applicable Law.

         The Agreement shall be construed under and shall be governed by the internal laws of the State of New York.

         11.05 Headings.

         Headings of articles and sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular articles or sections to which they refer.

         11.06 Notices.

         Notices, statements and other communications to be given under the terms of the Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail or Express Mail service, postage prepaid, return receipt requested or by nationally utilized overnight delivery service, addressed to the parties as follows:

               To Owner:

               c/o Strategic Hotel Capital, Inc.
               77 West Wacker Drive, Suite 4600
               Chicago, IL  60601
               Attn:  Chief Executive Officer
               Facsimile:  (312) 658-5799

               With a copy to:

               Strategic Hotel Capital, Inc.
               77 West Wacker Drive, Suite 4600
               Chicago, IL  60601
               Attn:  General Counsel
               Facsimile:  (312) 658-5799

               To Manager:




               Attn:
                                 -----------------
               Facsimile:

               With a copy to:




               Attn:
                                 -----------------
               Facsimile:

               With a copy to:

               The general manager of the Hotel

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be. Additionally, notices may be given by telephone facsimile transmission, provided that an original copy of said transmission shall be delivered to the addressee by nationally utilized overnight delivery service by no later than the second business day following such transmission. Telephone facsimiles shall be deemed delivered on the date of such transmission.

         11.07 Actions to be Taken Upon Termination.

         (a) Manager shall, within thirty (30) days after Termination of this Agreement, prepare and deliver to Owner a final accounting statement with respect to the Hotel, as more particularly described in Section 4.01(b) hereof, along with a statement of any sums due from Owner to Manager pursuant hereto, dated as of the date of Termination. Within thirty (30) days of the receipt by Owner of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of a Default by either party, in which case the defaulting party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that all accounts shall be deemed final as of the first (1st) anniversary of the effective date of Termination, unless tolled by the pendency of litigation or arbitration. Owner may, at any time after the first (1st) anniversary of the effective date of termination but prior to the third (3rd) anniversary of the effective date of Termination, cause Manager's final accounting statement to be audited. The cost of such audit shall be borne by Owner, unless such audit results in a supplemental payment by Manager to Owner of three percent (3%) or more of the amount of Gross Receipts shown in the final accounting statement, in which event the cost of such audit or review shall be paid for by Manager from Manager's own accounts.

         (b) Upon a Termination of this Agreement, Manager shall immediately release and transfer to Owner any of Owner's funds which are held or controlled by Manager with respect to the Hotel.

         (c) Upon a Termination of this Agreement, Manager shall make available to Owner such books and records respecting the Hotel (including those from prior years, subject to Manager's reasonable records retention policies) as will be needed by Owner to prepare the accounting statements, in accordance with the Accounting Principles, for the Hotel for the year in which the Termination occurs and for any subsequent year.

         (d) Upon a Termination of this Agreement, Manager shall (to the extent permitted by law) assign to Owner or to Owner's designee all operating licenses and permits for the Hotel which have been issued in Manager's name (including liquor and restaurant licenses, if any); provided that if Manager has expended any of its own funds in the acquisition of any of such licenses or permits, Owner shall reimburse Manager therefor if it has not done so already. With respect to any such licenses or permits which cannot, as a matter of law, be effectively transferred to Owner (whether or not such attempted transfer would violate any Legal Requirement), Manager shall cooperate with Owner in the transition of such licenses or permits to Owner or to Owner's designee in such a manner as will continue the operation of the Hotel under such licenses or permits (including, as an example only and not as a limitation, entering into temporary lease arrangements for liquor or restaurant facilities).

         (e) Upon a Termination of this Agreement, Manager shall have the option, to be exercised within thirty (30) days after Termination, to purchase, at their then fair market value, any items of the Hotel's Inventories and Operating Equipment as may be marked with any Trade Name, or any other trade name, symbol, logo or design the use of which Manager or any Affiliate of Manager has the exclusive rights. In the event Manager does not exercise such option, Owner agrees that it will use any such items not so purchased exclusively in connection with the Hotel until they are consumed, but in any event Owner shall not use any such items marked with any Trade Name for a period in excess of sixty (60) days following the effective date of Termination.

         (f) Upon a Termination of this Agreement, any Software (including upgrades and replacements) at the Hotel owned by Manager, an Affiliate, or the licensor of any of them is proprietary to Manager, such Affiliate, or the licensor of any of them and shall in all events remain the exclusive property of Manager, the Affiliate or the licensor of any of them, as the case may be; however, for a period of ninety (90) days following Termination, Owner automatically shall have a license (which shall be irrevocable for said period) to use such Software for the purposes of transition and also to download Owner's Intellectual Property and other information relating to the operation of the Hotel which is not Manager's Intellectual Property. Manager shall assist the Owner in converting Owner's Intellectual Property stored electronically into a format (electronic or otherwise) which may be used by Owner. Manager shall have the right to remove from the Hotel without compensation to Owner any computer software (including upgrades and replacements) owned by Manager, any Affiliate or the licensor of any of them.

         (g) From the date any party receives notice of Termination through the effective date of such Termination, Manager shall not enter into any leases, licenses, concession agreements, maintenance contracts, service contracts or any other form of agreement (except that Manager shall be permitted to enter into agreements with respect to reservations or bookings rooms, lodging, banquets or other functions reserved in advance and made by Manager in the ordinary course of business during the Term, even though the same may be for a period which occurs after Termination) without the prior written consent of Owner.

         (h) Upon a Termination of this Agreement, Manager shall peacefully vacate and surrender the Hotel to Owner. Manager acknowledges that upon a Termination (and, for the avoidance of doubt, prior to the effective date of such Termination) Owner shall have the right to make contractual arrangements for new management at the Hotel. In connection therewith and under such circumstances, Manager waives any claim for interference in contractual relations as between Owner and Manager, and Manager further shall cooperate in the changeover of the Hotel to a new manager.

         (i)   The provisions of this Section 11.07 shall survive Termination.

         11.08 Confidentiality; Public Relations Statements.

         (a) The parties hereto agree that the matters set forth in this Agreement and all statements, reports, projections, and other information relating to the operation of the Hotel are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any Person (including, without limitation, the press) without the prior written consent of the other party except: (i) Manager may disclose to third parties that Manager is acting as agent for Owner; (ii) as may be required by law; provided, however, that the party required to make such disclosures shall, prior to making any such disclosures, notify the other party of the requirement so as to give the other party sufficient opportunity to take action to oppose such requirement; (iii) as may be reasonably necessary to obtain licenses, permits, and other public approvals necessary for the refurbishment or operation of the Hotel; or (iv) in connection with Owner's financing of the Hotel, a Sale of the Hotel, a joint venture by Owner or any Affiliate, or a sale of a controlling interest in Owner or Manager. Notwithstanding the foregoing, Owner shall be permitted to use, in any manner whatsoever, Owner's Intellectual Property; provided, however, that in any such disclosure of any of Owner's Intellectual Property, Owner shall not disclose any proprietary information of the Manager which comes into Owner's possession as a result of the relationship created by this Agreement. Manager shall in no event without the prior written consent of Owner disclose any of Owner's Intellectual Property to any of Manager's Affiliates or for any purpose other than the operation by Manager of the Hotel.

         (b) Neither Owner nor Manager, nor any representative of Owner or Manager, shall make or issue any statement or press release concerning the negotiations with respect to, or the execution or Termination of this Agreement or the terms and conditions hereof without the prior written consent of the other as to the content and timing thereof; unless, however, (i) any such statement is required as a matter of law; or (ii) Owner is releasing a statement or press release concerning the Termination of this Agreement as a result of any right of the Owner to cause a Termination of this Agreement.

         (c) The provisions of this Section 11.08 shall survive Termination for a period of three (3) years following the effective date of such Termination.

         11.09 Manager's Intellectual Property; Owner's Intellectual Property.

         (a) The name ____________ when used alone or in connection with another word or words (collectively, "Trade Names"), and the trademarks, service marks, other trade names, symbols, logos and designs owned by Manager shall in all events remain the exclusive property of Manager, and nothing contained in this Agreement shall confer on Owner the right to use any of the Trade Names, or the trademarks, service marks, other trade names, symbols, logos or designs owned by Manager otherwise than in strict accordance with the terms of this Agreement. Manager represents that it has the right to use the Trade Names in connection with the operation of the Hotel and will protect and defend or cause to be protected and defended its continued right to use the Trade Names and against the improper use of the Trade Names by third parties. Except as provided in Section 11.07(e), upon a Termination of this Agreement, any use or right to use by Owner of any of the Trade Names, or any of the trademarks, service marks, other trade names, symbols, logos or designs owned by Manager shall cease forthwith and Owner, at its own expense, shall promptly, but in no event later than seven (7) days from the effective date of Termination, remove from the exterior of the Hotel any signs or similar items which contain any of said Trade Names, trademarks, service marks, other trade names, symbols, logos or designs. In the event of any breach of this covenant by Owner, Manager shall be entitled to damages, to relief by injunction, and to all other available legal rights or remedies, and this provision shall be deemed to survive the expiration or sooner termination of the Term.

         (b) All of Manager's Intellectual Property shall at all times be proprietary to Manager or its Affiliates, and shall be the exclusive property of Manager or its Affiliates. During the Term of this Agreement, Manager shall be entitled to take all reasonable steps to ensure that Manager's Intellectual Property remains confidential and is not disclosed to anyone other than Manager's employees at the Hotel. Upon a Termination of this Agreement, all of Manager's Intellectual Property shall be removed from the Hotel by Manager, without compensation to Owner, subject to the provisions of Section 11.07(f) regarding Software; provided, however, that Manager shall make available to Owner all of Owner's Intellectual Property stored in Manager's Intellectual Property.

         (c) Notwithstanding anything to the contrary herein, Manager acknowledges that the name "[Name of Hotel]", when used either alone or in connection with any other word or words, is the exclusive property of Owner. Accordingly, Manager agrees that no right or remedy of Manager for any default of Owner hereunder, nor any provision of this Agreement, shall confer upon Manager, or any person, firm or corporation claiming by or through Manager, the right to use the name ________, either alone or in conjunction with any other word or words, in connection with the use or operation of the Hotel or otherwise. In the event of any breach of this covenant by Manager, Owner shall be entitled to damages, to relief by injunction, and to all other available legal rights or remedies, and this provision shall be deemed to survive the expiration or sooner termination of the Term.

         (d) All of Owner's Intellectual Property shall at all times be proprietary to Owner or its Affiliates, and shall be the exclusive property of Owner or its Affiliates for use by Owner or its Affiliates for any purpose whatsoever; provided, however, that Manager may use certain information comprising Owner's Intellectual Property for Manager's national marketing programs (i.e., marketing programs intended to generate sales from no less than the forty-eight (48) contiguous United States of America), provided such programs are in accordance with the Marketing Plan. Owner shall be entitled to obtain and Manager shall be obligated to deliver to Owner, at any time and from time to time, all of Owner's Intellectual Property in a form and manner reasonably requested by Owner (including, without limitation, by electronic transmission). Owner shall be entitled to require Manager to take all reasonable steps to ensure that Owner's Intellectual Property remains confidential and is not disclosed to anyone other than Manager's employees at the Hotel. Upon a Termination of this Agreement, Manager shall make available to Owner all of Owner's Intellectual Property stored in Manager's Intellectual Property. Owner shall not furnish any guest names to operators of the Comparable Hotels for the purpose of marketing competitive hotel services.

         11.10 Competing Facilities.

         Manager agrees that the following shall apply _________________(the "Restricted Area"):

         During the Term, no hotel owned, operated, managed, franchised or Associated with the __________ brand or any other brand otherwise owned or operated by Manager shall be located within the Restricted Area.

         11.11 Waiver.

         The failure of either party to insist upon a strict performance of any of the terms or provisions of the Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

         11.12 Partial Invalidity.

         If any portion of the Agreement shall be declared invalid by order, decree or judgment of a court, the Agreement shall be construed as if such portion had not been so inserted except when such construction would operate as an undue hardship on Manager or Owner or constitute a substantial deviation from the general intent and purpose of said parties as reflected in the Agreement.

         11.13 Survival.

         Except as otherwise specifically provided herein, the rights and obligations of the parties herein shall not survive any Termination of this Agreement.

         11.14 Affiliates.

         Manager shall be entitled to contract with one or more of its Affiliates to provide goods and/or services to the Hotel, provided that the prices and/or fees paid to any such Affiliate are no higher than the prices and/or fees which would be charged by reputable and qualified parties which are not Affiliates of Manager for similar goods and/or services. Subject to the foregoing, the prices and/or fees paid to its Affiliates may include overhead, profit (but with respect to the Centralized Services, only to the extent set forth on Exhibit "C") and the allowance of a reasonable return customary for the goods and/or services to be provided.

         11.15 Negotiation of Agreement.

         Owner and Manager are both business entities having substantial experience with the subject matter of this Agreement, and each has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

         11.16 Estoppel Certificates.

         Each party to this Agreement shall at any time and from time to time, upon not less than ten (10) days' prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing:

         (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications);

         (b) stating whether or not to the best knowledge of the certifying party:

             (i) there is a continuing Default or Event of Default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, or

             (ii) there shall have occurred any event which, with the giving of notice or passage of time or both, would become a Default or Event of Default, and, if so, specifying each such Default or Event of Default or occurrence of which the certifying party may have knowledge; and

         (c) stating such other information as the non-certifying party may reasonably request.

Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. The obligations set forth in this Section
11.16 shall survive Termination (that is, each party shall, on request, within the time period described above, execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated).

         11.17 Non Recourse.

         Anything herein contained to the contrary notwithstanding, no partner, member, shareholder, director, officer or employee of Owner, or any Affiliate of Owner or of any of the foregoing parties, or any successor or assignee of any of the foregoing shall have any personal liability for the payment of any sums, or the performance of any obligations of Owner hereunder, it being understood and agreed, however, that Manager shall look solely to the Hotel, and to Owner's interest therein and to the Gross Receipts, Net Operating Income, and other rents, issues and profits from the Hotel and Owner's interests therein, for the payment and satisfaction of Owner's obligations hereunder, and any of the provisions of this Agreement requiring Owner to pay any sums, advance any amounts, make any deposits or provide any monies under the provisions of this Agreement, shall in all respects be subject to the provisions and limitations contained in this Section 11.17.

         11.18 Condition Precedent to Agreement.

         If Owner does not terminate the management agreement currently affecting the Hotel for any reason, this Agreement shall terminate without liability to either party.

         11.19 Entire Agreement.

         The Agreement, together with any other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to the Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed under seal as of the day and year first written above.

OWNER:

------------------------------------
-------------------------------


By:
   ---------------------------------

Name:
     -------------------------------

Title:
      ------------------------------


MANAGER:

-------------------------------------
--------------------------------



By:
   ---------------------------------

Name:
     -------------------------------

Title:
      ------------------------------

                                   EXHIBIT "A"

                                LEGAL DESCRIPTION

                                   EXHIBIT "B"

                              CENTRALIZED SERVICES

                                   EXHIBIT "C"

                         MINIMUM INSURANCE REQUIREMENTS

                                   EXHIBIT "E"

                                   LOSS LIMITS













                                       E-1